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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 28, 1997

                            ------------------------

                                COACH USA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                0-28056                                76-0496471
   (STATE OR OTHER JURISDICTION OF            (COMMISSION FILE NUMBER)          (I.R.S. EMPLOYER IDENTIFICATION NO.)
   INCORPORATION OR ORGANIZATION)

                            ONE RIVERWAY, SUITE 600
                           HOUSTON, TEXAS 77056-1903
             (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)

                                 1-888-COACH-US
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                            ------------------------

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
ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     During the period February 28, 1997 to May 31, 1997, through individual transactions, Coach USA, Inc. ("the Company" or the "Registrant") completed the acquisition of all of the issued and outstanding capital stock of each of
(i) Antelope Valley Bus, Inc. ("Antelope"), (ii) Kerrville Bus Company, Inc. ("Kerrville"), (iii) Trentway-Wagar, Inc. ("Trentway"), (iv) Metro Transportation Services, Inc. ("Metro") and (v) The Arrow Line, Inc.
("Arrow"), all of which are herein collectively referred to as the "Acquired Businesses," and none of which individually constitutes a "significant subsidiary." Total consideration for the acquisitions consisted of 1,742,969 shares of the Registrant's common stock, cash of $10.0 million and $10.0 million of subordinated notes convertible into the Registrant's common stock. The consideration was determined through negotiations between the Registrant and representatives of the Acquired Businesses. For financial accounting purposes, the acquisitions of Antelope, Trentway, Metro and Arrow have been accounted for under the "pooling-of-interests" method, and the acquisition of Kerrville has been accounted for under the purchase method.

     Antelope, Trentway, Arrow and Kerrville provide motorcoach charter and tour as well as sightseeing and airport-related ground passenger transportation services and operate out of Lancaster, California, Toronto, Canada, Hartford, Connecticut and Kerrville, Texas, respectively. Metro provides taxicab services to independent contractors that operate vehicles under various trade names. Metro has operations in and around Miami, Florida.

     Immediately prior to the acquisitions, all of the issued and outstanding shares of capital stock of the Acquired Businesses were owned by the individual stockholders of the Acquired Businesses. The Registrant is unaware of any pre-existing material relationships between such stockholders and the Registrant or any of the Registrant's affiliates, directors or officers or any associate of such directors or officers.

ITEM 5.  OTHER EVENTS

     The following Management's Discussion and Analysis appears in the Company's Registration Statement on Form S-4 filed simultaneously herewith and relates to the historical financial statements of the Company and the supplemental financial statements of the Company.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The Company was founded in September 1995 to create a nationwide provider of motorcoach and other ground transportation services. On May 17, 1996, the Company acquired, simultaneously with the closing of the Company's initial public offering, six companies (the "Founding Companies"). Through the remainder of 1996 and the first quarter of 1997, the Company acquired twelve additional businesses. The acquisition of seven of these businesses has been accounted for under the pooling-of-interests method of accounting (the "Pooled Companies") and the remaining five have been accounted for under the purchase method of accounting (the "Purchased Companies").

     The Company's motorcoach revenues are derived from fares charged to individual passengers and fees charged under contracts to provide motorcoach services. Taxicab operation revenues are derived from fees and other services charged to independent taxicab operators. Operating expenses consist primarily of salaries and benefits for motorcoach drivers and mechanics, depreciation, maintenance, fuel, oil, insurance and commissions to agents. General and administrative expenses consist primarily of compensation and related benefits to the owners and certain key employees of the Founding Companies and the Pooled Companies, administrative salaries and benefits, marketing, communications and professional fees.

SELECTED CONSOLIDATED FINANCIAL DATA

     The following consolidated financial information represents the operations of the Pooled Companies for all periods presented and the Founding Companies and the Company for the seven months ended December 31, 1996 and the Purchased Companies since their date of acquisition. This financial information has been derived from the Consolidated Financial Statements of the Company. Pro forma net income before extraordinary items gives effect to (i) certain reductions in salaries and benefits attributed to pre-acquisition periods, as well as a non-recurring, non-cash charge recorded by the Company (collectively, the "Compensation Differential"); (ii) the elimination of non-recurring pooling costs associated with the 1996 acquisitions; and (iii) the tax impact of the Compensation Differential in each period.

                                                                                               THREE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                      MARCH 31,
                                       -----------------------------------------------------  --------------------
                                         1992       1993       1994       1995       1996       1996       1997
                                                          (IN THOUSANDS)                          (UNAUDITED)
STATEMENT OF INCOME DATA:
    Total revenues...................  $  76,046  $  77,633  $  88,060  $ 103,403  $ 205,838  $  28,294  $  69,311
    Gross profit.....................     18,665     17,329     22,600     28,401     53,540      7,060     14,925
    Operating income.................      5,278      4,997      7,377     11,629     27,968      2,749      6,570
    Income before extraordinary
      items..........................        631        899      1,343      2,952     10,817        450      1,969
PRO FORMA:
    Operating income.................      7,762      6,817      9,825     14,483     35,138      3,333      6,794
    Income before extraordinary
      items..........................      2,281      2,446      2,953      4,409     15,246      1,098      2,150
BALANCE SHEET DATA:
    Working capital (deficit)........  $  (5,901) $  (6,390) $  (6,759) $  (7,847) $  (7,499) $  (8,835) $ (20,789)
    Total assets.....................     66,587     69,764     86,562    102,607    299,950    109,942    416,124
    Total debt, including current
      portion........................     47,008     45,905     62,080     72,217    108,983(1)  77,279    166,820(2)
    Stockholders' equity (deficit)...       (238)     1,647      2,270      4,379    109,926      4,342    111,806

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(1) Does not include $22.5 million of convertible debt issued in connection with the acquisitions of the Purchased Companies.

(2) Does not include $36.8 million of convertible debt issued in connection with the acquisitions of the Purchased Companies.

HISTORICAL RESULTS FOR THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

     Revenues increased by 145% to $69.3 million for the three months ended March 1997. The increase in revenues was largely due to the revenues of the Founding Companies of $24.5 million and revenues of the Purchased Companies of approximately $14.1 million, and incremental increases at certain Pooled Companies.

     Operating expenses increased 156% to $54.4 million for the three months ended March 31, 1997. The increase in operating expenses was the result of the increased operations.

     General and administrative expenses increased 94% as compared to the three months ended March 31, 1996. The increase in general and administrative expenses in the three month period ended March 31, 1997 was primarily due to the overall increase in operations and the establishment of the corporate management group required to execute the acquisition program and to manage the consolidated group of companies.

     Interest expense increased $1.3 million as compared to the three months ending March 31, 1996, due to the higher level of debt related to additional equipment and debt related to the Purchased Companies, partially offset by repayment of debt through the use of proceeds of the Initial Public Offering, a secondary offering of Common Stock, and due to lower rates from the $181 million credit facility (the "Credit Facility").

     Net income before extraordinary items increased during the three months ended March 31, 1997 as compared to the three months ended March 31, 1996 primarily due to the acquisitions of the Founding Companies and Purchased Companies and the effects of increased purchasing power on lowering certain costs.

HISTORICAL RESULTS FOR 1995 COMPARED TO 1996

     Total revenues increased $102.4 million, or 99.1%, to $205.8 million for the year 1996. The increase in revenues was largely due to: (i) the acquisition of the Founding Companies with revenues of $72.9 million, (ii) the acquisition of the Purchased Companies with revenues of $12.7 million, (iii) an increase in taxicab service revenues of $7.3 million, primarily attributable to internal expansion, (iv) an increase of $3.8 million in special destination services revenues primarily to the Louisiana casinos, and (v) an increase of $4.1 million in per capita tour revenue attributable in part to the acquisition of the Company's Los Angeles operations in 1995.

     Operating expenses increased 103.1% to $152.3 million for 1996. The increase in operating expenses was consistent with increased operations throughout the Company. The remaining increase was due to higher fuel costs in 1996, offset by savings in the Company's insurance program.

     General and administrative expenses in 1996, after elimination of the Compensation Differential and the elimination of non-recurring pooling costs associated with the 1996 acquisitions, increased $4.5 million, or 32.2%, from $13.9 million in 1995 to $18.4 million in 1996. The increase in general and administrative expenses was largely due to the increase in operations and an increase related to the establishment of the corporate management group required to execute the acquisition program and to manage the consolidated group of companies.

     Interest expense increased $3.2 million in 1996 as compared to 1995 due to the higher level of debt related to additional equipment and subordinated debt related to the Purchased Companies, partially offset by the repayment of debt through the use of proceeds of the Initial Public Offering, a secondary stock offering and due to lower rates from the Credit Facility.

     Pro forma net income (before giving effect to the extraordinary gain), which has been adjusted for the Compensation Differential and the pro forma provision for taxes, increased during 1996 as compared to 1995 primarily due to continued revenue growth and the effects of increased purchasing power.

     The extraordinary items recorded in 1996 include an extraordinary gain that was recognized in connection with the mergers of the Pooled Companies with the Company in August 1996 and extraordinary losses related to prepayment penalties on certain debt retired. Obligations due to stockholders of $17.2 million were retired in exchange for shares of Common Stock. The transactions resulted in an extraordinary gain on early extinguishment of debt of approximately $4.2 million, net of taxes, representing the excess of the recorded value of the obligations exchanged over the market value of the Common Stock. In addition, extraordinary losses of $1.5 million, net of taxes, for prepayment penalties on certain retired debt were recorded in 1996.

HISTORICAL RESULTS FOR 1994 COMPARED TO 1995

     Total revenues increased $15.3 million, or 17.4%, from $88.1 million in 1994 to $103.4 million in 1995. The increase was largely due to an increase in motorcoach charter and special destination revenues of $6.6 million, primarily attributable to increased service to the Louisiana casinos, an increase in taxicab service revenues of $2.9 million, partially attributable to the purchase of additional taxicab operations in Austin, Texas in July 1995, and an increase in per capita revenue of $2.5 million partially attributable to the acquisition of the Company's Los Angeles operations in 1995.

     Operating expenses increased $9.5 million, or 14.6%, from $65.5 million in 1994 to $75.0 million in 1995, but declined as a percentage of revenues from 74.3% in 1994 to 72.5% in 1995. The dollar increase was largely due to an increase in operating expenses of $3.8 million, primarily attributable to increased service to the Louisiana casinos, and $2.1 million, primarily attributable to higher per capita sales.

     General and administrative expenses, after elimination of the Compensation Differential, increased $1.1 million, or 8.9%, from $12.8 million in 1994 to $13.9 million in 1995. This increase was consistent with the increase in revenues.

     Interest expense increased $1.7 million, or 35.1%, from $4.9 million in 1994 to $6.6 million in 1995. The increase was largely due to higher levels of debt during 1995 as a result of equipment purchases.

     Net income, adjusted for the Compensation Differential and taxes, increased $1.4 million, from $3.0 million in 1994 to $4.4 million in 1995, and represented 3.4% of revenues in 1994 compared to 4.3% of revenues in 1995.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by historical operating activities was $6.6 million, $7.4 million, $9.0 million and $25.8 million for 1994, 1995, 1996, and the three months ended March 31, 1997 respectively.

     Cash used in historical investing activities was $21.7 million, $12.4 million, $54.4 million and $55.7 million for 1994, 1995, 1996, and the three months ended March 31, 1997 respectively. Cash used in investing activities was primarily for additions and replacements of motorcoaches and for expansion of facilities, net of sales of property and equipment. In addition, in 1996 and 1997 the Company paid $34.8 million and $26.1 million, respectively, in cash for the Founding Companies and Purchased Companies, net of cash acquired.

     Cash provided by historical financing activities was $13.8 million, $6.6 million, $43.4 million, and $35.0 million for 1994, 1995, 1996, and the three months ended March 31, 1997, respectively. Cash provided by financing activities for 1995 was primarily attributable to the issuance of $7.6 million of long-term obligations, net of repayments, partially offset by $1.1 million in S Corporation distributions paid to the former owners of the Pooled Companies. Cash provided by financing activities of $43.4 million for 1996 was primarily attributable to $48.1 million from the Initial Public Offering and $48.5 million from its second public offering partially offset by $51.4 million of net payments on long-term obligations and $1.8 million in S Corporation distributions paid to the former owners of the Pooled Companies. Cash provided by financing activities of $35.0 million for the three months ended March 31, 1997 related to borrowings under the Company's credit agreement used to pay down existing debt and finance equipment additions.

     Cash and cash equivalents decreased $1.3 million and $1.9 million for 1994 and 1996, respectively. For 1995 and the three months ended March 31, 1997, cash and cash equivalents increased $1.6 million and $5.1 million.

     Capital expenditures during 1994, 1995, 1996 and the three months ended March 31, 1997 were $23.4 million, $15.4 million, $29.3 million and $32.0 million, respectively. These expenditures were primarily incurred to purchase motorcoaches and other vehicles and were principally financed with debt and cash flows from operations. Capital expenditures are net of trade-ins and proceeds and related gains or losses from sales of property and equipment plus the cost of assets acquired under capital leases. As of December 31, 1996, the Company had entered into commitments to purchase 108 motorcoaches for approximately $32.6 million. The Company expects to finance additional vehicle purchases primarily from cash flows from operations, trade-ins of older equipment supplemented, as necessary, with borrowings under the Credit Facility.

     In November and December 1996, the Company sold 2,084,307 shares of Common Stock in a public offering, resulting in net proceeds of approximately $48.5 million. The net proceeds were used to repay outstanding debt freeing the existing credit facility for additional working capital and general corporate purposes, including acquisitions.

     From January 1, 1997 through June 30, 1997 the Company completed the acquisition of eleven companies. These eleven companies have aggregate annual revenues of approximately $180 million and the Company has paid, or agreed to pay, aggregate consideration consisting of approximately $42.8 million in cash, 1,958,280 shares of Common Stock, $22.1 million in aggregate principal amount of subordinated notes convertible into 586,367 shares of Common Stock, as well as the assumption of certain indebtedness. Six of the eleven completed acquisitions were accounted for as poolings-of-interest while the other five were accounted for as purchases. The recently acquired companies include America Charters of Gastonia, North Carolina, Antelope Valley Bus, Inc. of Lancaster, California, The Arrow Line, Inc. of Hartford, Connecticut, Gray Line of Fort Lauderdale, Florida, Gray Line of Montreal, Canada, International Express Corp. of Minneapolis, Minnesota, Kerrville Bus Company of Kerrville, Texas, Metro Transportation Services, Inc. of Miami, Florida, MTC, Inc. of Phoenix, Arizona, Red & Tan Enterprises of Bergenfield,

New Jersey and Trentway-Wagar, Inc. of Toronto, Canada. The Company believes that each of these acquisitions is consistent with its strategy of entering new markets and expanding in existing markets.

     The Credit Facility provides for a revolving facility of $181 million through a syndicate of eight banks, and allows the Company to have borrowings of up to $40 million (in addition to Subordinated Debt (as defined therein)) outside the Credit Facility. The Company has recently announced that it anticipates that such facility will be amended to provide for borrowings of up to $300 million and additional senior borrowings outside such facility of up to $80 million. The Credit Facility is secured by substantially all of the assets of the Company and matures August 14, 1999 at which time all amounts then outstanding become due. Interest on outstanding borrowings is charged, at the Company's option, at the banks' prime rate plus up to 1.0% or the London Interbank Offered Rate ("LIBOR") plus 1.0% to 2.25% (7.44% at March 31, 1997), both as determined by the ratio of the Company's funded debt to cash flow (as defined). A commitment fee ranging from 0.25% to 0.50% is payable on the unused portion of the Credit Facility. Under the terms of the Credit Facility, the Company must maintain certain minimum financial ratios. The Credit Facility restricts the Company's ability to make distributions, including but not limited to prohibiting the Company from declaring or paying any dividends. As of March 31, 1997, the Company had a total of $166.8 million outstanding under the Credit Facility and other sources and had utilized $4.9 million of the facility for letters of credit securing certain insurance obligations and performance bonds, resulting in a borrowing availability of $49.3 million under the Credit Facility and other sources. The Company's obligations under the Credit Facility are guaranteed by substantially all of the domestic subsidiaries of the Company.

     The obligations of the lenders under the Credit Facility to advance funds is subject to the satisfaction of certain conditions customary in agreements of this type. In addition, the Company and its subsidiaries are subject to certain customary affirmative and negative covenants contained in the Credit Facility, including, without limitation, covenants that restrict, subject to specified exceptions, (i) incurring additional indebtedness and other obligations; (ii) a merger or consolidation with any other person, or a liquidation, dissolution or winding up; (iii) acquisitions; (iv) distributions in respect to its shares of capital stock; (v) engaging in transactions with affiliates; (vi) investing funds of the Company; (vii) granting of liens to secure any other indebtedness (including the Notes) and (viii) changing the character of its lines of business. Many of these covenants will be more restrictive than those in favor of holders of the Notes as described herein and as set forth in the Indenture.

     Moreover, the Credit Facility requires the Company to meet certain financial tests, including: consolidated Net Worth, as defined therein, plus consolidated Subordinated Debt, as defined therein, at a level not less than (i) the greater of 90% of the consolidated Net Worth of the Company as of June 30, 1996, or $35 million, plus (ii) 90% of the Company's cumulative annual consolidated net earnings, plus (iii) 100% of the net proceeds resulting from any sale, issuance or assumption of stock or Subordinated Debt (as defined therein); consolidated Tangible Net Worth, as defined therein, of the Company at not less than 40% of the consolidated Net Worth of the Company; a ratio of consolidated Funded Debt, as defined therein, of the Company less the Subordinated Debt, as defined therein, of the Company to the consolidated EBITDA, as defined therein, of the Company of no greater than 3.0 to 1.0; and a Fixed Charge Coverage Ratio, as defined therein, of not less than 1.25 to 1.0. At March 31, 1997, on a pro forma as adjusted basis (see "Selected Consolidated Pro Forma Financial Data"), the Company's consolidated Net Worth plus the consolidated Subordinated Debt exceeded the net worth test by $4.0 million, the consolidated Tangible Net Worth was 45.7% of the consolidated Net Worth and the Fixed Charge Coverage Ratio was 1.28. The Company believes it will be in compliance with such covenants on the date of closing of the Offering. The Indenture will contain restrictions on the Company's ability to incur additional indebtedness, and other contractual arrangements to which the Company may become subject in the future could contain similar restrictions.

     The Credit Facility also provides for customary events of default. Occurrence of any of such events of default could result in acceleration of the Company's obligations under the Credit Facility and foreclosure on the collateral securing such obligations, with material adverse results to holders of the Notes. See "Risk Factors -- Holding Company Structure and Subordination of Notes and Guarantees."

     In September 1996, the Company entered into an interest rate cap agreement with a bank. The agreement has a term of one year and a notional amount of $50 million. The agreement provides that if the 90 day LIBOR rate exceeds 6.5% for certain measurement periods, the bank will pay to the Company the difference between such rate and 6.5%. As of March 31, 1997, the 90-day LIBOR rate was 5.81%. The cost of the agreement is being amortized over its term.

     The Company's ability to make scheduled payments of principal or interest on its indebtedness (including the 9 3/8% Senior Subordinated Notes due 2007 (the "Notes")), or to fund planned capital expenditures or future acquisitions will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based upon the current level of operations and anticipated cost savings and revenue growth, management believes that cash flow from operations and available cash, together with available borrowings under the Credit Facility, will be adequate to meet the Company's anticipated future requirements for working capital and budgeted capital expenditures. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that anticipated revenue growth and operating improvements will be realized or that future borrowings will be available under the Credit Facility in an amount sufficient to enable the Company to service its indebtedness, make anticipated capital expenditures or fund future acquisitions.

SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

     The following supplemental consolidated financial information represents the operations of the Pooled Companies for all periods presented and the Founding Companies and the Company for the seven months ended December 31, 1996 and the Purchased Companies since their date of acquisition. This financial information has been derived from the Supplemental Consolidated Financial Statements of the Company. Pro forma net income before extraordinary items gives effect to (i) the Compensation Differential; (ii) the elimination of non-recurring pooling costs associated with the 1996 acquisitions; and (iii) the tax impact of the Compensation Differential in each period.

                                                                                                     THREE MONTHS
                                                                                                        ENDED
                                                         YEAR ENDED DECEMBER 31,                      MARCH 31,
                                          -----------------------------------------------------  --------------------
                                            1992       1993       1994       1995       1996       1996       1997
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                             (IN THOUSANDS)                          (UNAUDITED)
STATEMENT OF INCOME DATA:
    Total revenues......................  $ 116,318  $ 135,342  $ 127,484  $ 147,042  $ 258,130  $  37,617  $  79,868
    Gross profit........................     25,222     26,309     28,542     37,579     63,995      7,707     15,631
    Operating income....................      7,442      8,571      8,326     14,586     31,984      1,909      5,732
    Income before extraordinary items...        834      2,076      1,271      3,971     12,392       (116)     1,280
PRO FORMA:
    Operating income....................     10,535     11,017     11,635     18,303     40,089      2,741      6,128
    Income before extraordinary items...      2,847      3,997      3,395      5,937     17,484        679      1,563
BALANCE SHEET DATA:
    Working capital (deficit)...........  $  (8,551) $  (9,308) $  (9,390) $ (10,341) $ (13,477) $ (11,984) $ (25,681)
    Total assets........................     85,262     90,541    105,828    123,367    329,818    129,371    445,129
    Total debt, including current
      portion...........................     57,698     56,911     73,917     83,105    124,827(1)  87,971    183,485(2)
    Stockholders' equity................      2,479      4,546      2,463      5,590    112,579      4,846    113,766

------------

(1) Does not include $22.5 million of convertible debt issued in connection with the acquisitions of the Purchased Companies.

(2) Does not include $36.8 million of convertible debt issued in connection with the acquisitions of the Purchased Companies.

HISTORICAL RESULTS FOR THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

     Revenues increased by 112.3% to $79.9 million for the three months ended March 1997. The increase in revenues was largely due to the revenues of the Founding Companies of $24.5 million and revenues of the Purchased Companies of approximately $14.1 million, and incremental increases at certain Pooled Companies.

     Operating expenses increased 114.8% to $64.2 million for the three months ended March 31, 1997. The increase in operating expenses was the result of the increased operations.

     General and administrative expenses increased 70.7% as compared to the three months ended March 31, 1996. The increase in general and administrative expenses in the three month period ended March 31, 1997 was primarily due to the overall increase in operations and the establishment of the corporate management group required to execute the acquisition program and to manage the consolidated group of companies.

     Interest expense increased $1.5 million as compared to the three months ending March 31, 1996, due to the higher level of debt related to additional equipment and debt related to the Purchased Companies, partially offset by repayment of debt through the use of proceeds of the Initial Public Offering, a secondary offering of Common Stock, and due to lower rates from the Credit Facility.

     Net income before extraordinary items increased during the three months ended March 31, 1997 as compared to the three months ended March 31, 1996 primarily due to the acquisitions of the Founding Companies and Purchased Companies and the effects of increased purchasing power on lowering certain costs.

HISTORICAL RESULTS FOR 1995 COMPARED TO 1996

     Total revenues increased $111.1 million, or 75.5%, to $258.1 million for the year 1996. The increase in revenues was largely due to: (i) the acquisitions of the Founding Companies with revenues of $72.9 million, (ii) the acquisition of the Purchased Companies with revenues of $12.7 million, (iii) an increase in taxicab service revenues of $7.3 million, primarily attributable to internal expansion, (iv) an increase of $3.8 million in special destination services revenues primarily to the Louisiana casinos, and (v) an increase of $4.1 million in per capita tour revenue attributable in part to the acquisition of the Company's Los Angeles operations in 1995.

     Operating expenses increased 77.4% to $194.1 million for 1996. The increase in operating expenses was consistent with increased operations throughout the Company. The remaining increase was due to higher fuel costs in 1996, offset by savings in the Company's insurance program.

     General and administrative expenses in 1996, after elimination of the Compensation Differential and the elimination of non-recurring pooling costs associated with the 1996 acquisitions, increased $4.6 million, or 24.0%, from $19.3 million in 1995 to $23.9 million in 1996. The increase in general and administrative expenses was largely due to the increase in operations and an increase related to the establishment of the corporate management group required to execute the acquisition program and to manage the consolidated group of companies.

     Interest expense increased $3.1 million in 1996 as compared to 1995 due to the higher level of debt related to additional equipment and subordinated debt related to the Purchased Companies, partially offset by the repayment of debt through the use of proceeds of the Initial Public Offering, Secondary Stock Offering and due to lower rates from the Credit Facility.

     Pro forma net income (before giving effect to the extraordinary gain), which has been adjusted for the Compensation Differential and the pro forma provision for taxes, increased during 1996 as compared to 1995 primarily due to continued revenue growth and the effects of increased purchasing power.

     The extraordinary items recorded in 1996 include an extraordinary gain that was recognized in connection with the mergers of the Pooled Companies with the Company in August 1996 and extraordinary losses related to prepayment penalties on certain debt retired. Obligations due to stockholders of $17.2 million were retired in exchange for shares of Common Stock. The transactions resulted in an extraordinary gain on early extinguishment of debt of approximately $4.2 million, net of taxes, representing the excess of the recorded value of the obligations exchanged over the market value of the Common Stock. In addition, extraordinary losses of $1.5 million, net of taxes, for prepayment penalties on certain retired debt were recorded in 1996.

HISTORICAL RESULTS FOR 1994 COMPARED TO 1995

     Total revenues increased $19.6 million, or 15.3%, from $127.5 million in 1994 to $147.0 million in 1995. The increase was largely due to an increase in motorcoach charter and special destination revenues of $6.6 million, primarily attributable to increased service to the Louisiana casinos, an increase in taxicab service revenues of $2.9 million, partially attributable to the purchase of additional taxicab operations in Austin, Texas in July 1997, and an increase in per capita revenue of $2.5 million partially attributable to the acquisition of the Company's Los Angeles operations in 1995.

     Operating expenses increased $10.5 million, or 10.6%, from $98.9 million in 1994 to $109.5 million in 1995, but declined as a percentage of revenues from 77.6% in 1994 to 74.4% in 1995. The dollar increase was largely due to an increase in operating expenses of $3.8 million, primarily attributable to increased service to the Louisiana casinos, and $2.1 million, primarily attributable to higher per capita sales.

     General and administrative expenses, after elimination of the Compensation Differential, increased $2.4 million, or 14.0%, from $16.9 million in 1994 to $19.3 million in 1995. This increase was consistent with the increase in revenues.

     Interest expense increased $1.8 million, or 30.7%, from $5.7 million in 1994 to $7.5 million in 1995. The increase was largely due to higher levels of debt during 1995 as a result of equipment purchases.

     Net income, adjusted for the Compensation Differential and taxes, increased $2.5 million, from $3.4 million in 1994 to $5.9 million in 1995, and represented 2.7% of revenues in 1994 compared to 4.0% of revenues in 1995.

SEASONALITY

     The timing of certain holidays, weather conditions and seasonal vacation patterns may cause the Company's quarterly results of operations to fluctuate significantly. The Company expects to realize higher revenues, operating income and net income during the second and third quarters and lower revenues, operating income and net income during the first and fourth quarters.

INFLATION

     Inflation has not had a material impact on the Company's results of operations.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a)  Financial Statements.

     -- Coach USA, Inc. and Subsidiaries Supplemental Consolidated Financial Statements

     -- Kerrville Bus Company, Inc. Financial Statements

     (b)  Pro Forma Financial Statements (unaudited).

     Unaudited pro forma financial information is presented as follows:

     -- Pro forma combined balance sheet as of March 31, 1997.

     -- Pro forma combined statement of income for the year ended December 31, 1996.

     -- Pro forma combined statement of income for the three months ended March 31, 1997.

     (c)  Exhibits.

          23.1 Consent of Arthur Andersen LLP

          27   Financial Data Schedule

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          COACH USA, INC.
                                          By: /s/ DOUGLAS M. CERNY
                                                  DOUGLAS M. CERNY
                                                  SENIOR VICE PRESIDENT AND
                                                     GENERAL COUNSEL

Dated:  August 8, 1997

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
COACH USA, INC. PRO FORMA COMBINED
     Introduction to Unaudited Pro Forma Combined Financial Statements ..    F-2
     Pro Forma Combined Balance Sheet (unaudited) .......................    F-3
     Notes to Pro Forma Combined Balance Sheet (unaudited) ..............    F-4
     Pro Forma Combined Statements of Income (unaudited) ................    F-5
     Notes to Pro Forma Combined Statements of Income (unaudited) .......    F-7
COACH USA, INC. AND SUBSIDIARIES
     Report of Independent Public Accountants ...........................    F-9
     Supplemental Consolidated Balance Sheets ...........................   F-10
     Supplemental Consolidated Statements of Income .....................   F-11
     Supplemental Consolidated Statements of Stockholders' Equity .......   F-12
     Supplemental Consolidated Statements of Cash Flows .................   F-13
     Notes to Supplemental Consolidated Financial Statements ............   F-14
KERRVILLE BUS COMPANY, INC ..............................................
     Independent Auditors' Report .......................................   F-29
     Financial Statements:
     Balance Sheet ......................................................   F-30
     Statement of Operations ............................................   F-31
     Statement of Stockholder's Equity ..................................   F-32
     Statement of Cash Flows ............................................   F-33
     Notes to Financial Statements ......................................   F-34

                                 COACH USA, INC.
                  INTRODUCTION TO UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements of Coach USA, Inc., ("Coach USA" or the "Company") give effect to the combination of six companies (the "Founding Companies") simultaneously with the closing of the Company's initial public offering on May 14, 1996, the acquisitions of ten companies accounted for as poolings-of-interests from May 1996 through May 31, 1997 (the "Pooled Companies"), five companies accounted for as purchases from May 1996 through March 31, 1997 (the "Purchased Companies"), five additional companies acquired subsequent to March 31, 1997 (the five collectively referred to as the "Subsequent Acquisitions"), the issuance of $150 million aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2007 (the "Notes") and application of the net proceeds therefrom. The Pro Forma Combined Balance Sheet reflects the transactions occurring after March 31, 1997 as if they had occurred on March 31, 1997. The Pro Forma Combined Statements of Income present the income statement data from the supplemental consolidated financial statements of Coach USA (including the Pooled Companies) presented elsewhere in this filing, combined with the Founding Companies through May 31, 1996, the Purchased Companies through their date of acquisition, and the Subsequent Acquisitions and give effect to the following pro forma adjustments: (i) the issuance of 425,039 shares of Coach USA Common Stock to the stockholders of a Pooled Company to reflect the conversion of certain debt to equity; (ii) the owner's compensation differential; (iii) the elimination of non-recurring acquisition related costs; (iv) the interest expense on convertible subordinated notes and debt incurred to fund the cash price of the Purchased Companies and Subsequent Acquisitions; (v) the incremental provision for income taxes for S Corporations, the owner's compensation differential and changes in interest expense; and (vi) the additional interest and debt amortization expenses contemplated from the issuance of the Notes as if the transactions were consummated as of January 1, 1996.

     These pro forma combined financial statements should be read in conjunction with the supplemental consolidated financial statements of Coach USA.

     Certain pro forma adjustments are based on preliminary estimates, available information and certain assumptions that management deems appropriate. The pro forma financial data do not purport to represent what the Company's results of operations would actually have been if such transactions in fact had occurred on those dates or to project the Company's results of operations for any future period. See "Risk Factors" included elsewhere herein.

                                 COACH USA, INC.
                  PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)
                                 (IN THOUSANDS)

                                                               MARCH 31, 1997
                                        ------------------------------------------------------------
                                        SUPPLEMENTAL      SUBSEQUENT       PRO FORMA
                                          COACH USA      ACQUISITIONS     ADJUSTMENTS     PRO FORMA
                                        -------------    -------------    ------------    ----------
               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......     $   6,836         $   415        $               $  7,251
     Accounts receivable, less
       allowance.....................        26,003           1,740                          27,743
     Notes receivable, current
       portion.......................         4,098          --                               4,098
     Inventories.....................        10,650           2,605                          13,255
     Prepaid expenses and other
       current assets................        16,096             667                          16,763
                                        -------------    -------------    ------------    ----------
          Total current assets.......        63,683           5,427                          69,110
PROPERTY AND EQUIPMENT, net..........       285,338          23,238                         308,576
NOTES RECEIVABLE, less allowance.....         5,013          --                               5,013
GOODWILL, net........................        72,757          16,790                          89,547
OTHER ASSETS, net....................        18,338              74             5,150        23,562
                                        -------------    -------------    ------------    ----------
          Total assets...............     $ 445,129         $45,529        $    5,150      $495,808
                                        =============    =============    ============    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Current maturities of long-term
       obligations...................     $   8,898         $ 4,386        $               $ 13,284
     Accounts payable and accrued
       liabilities...................        80,466           8,214                          88,680
                                        -------------    -------------    ------------    ----------
          Total current
             liabilities.............        89,364          12,600                         101,964
LONG-TERM OBLIGATIONS, net of current
  maturities.........................       174,587          15,980          (144,850)       45,717
SENIOR SUBORDINATED NOTES............       --               --               150,000       150,000
CONVERTIBLE SUBORDINATED NOTES.......        36,830           3,750           --             40,580
DEFERRED INCOME TAXES................        30,582           2,474           --             33,056
                                        -------------    -------------    ------------    ----------
          Total liabilities..........       331,363          34,804             5,150       371,317
COMMITMENTS AND CONTINGENCIES
  STOCKHOLDERS' EQUITY:
     Common stock....................           189               4                             193
     Additional paid-in capital......       103,345          10,263                         113,608
     Cumulative translation
       adjustment....................          (218)         --                                (218)
     Retained earnings...............        10,450             458                          10,908
                                        -------------    -------------    ------------    ----------
          Total stockholders'
             equity..................       113,766          10,725                         124,491
                                        -------------    -------------    ------------    ----------
          Total liabilities and
             stockholders' equity....     $ 445,129         $45,529        $    5,150      $495,808
                                        =============    =============    ============    ==========

 The accompanying notes are an integral part of this pro forma combined balance sheet.

                                COACH USA, INC.
             NOTES TO PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)

     The pro forma combined balance sheet adjusts the Coach USA supplemental consolidated financial statements as of March 31, 1997 to give effect to the acquisition of five companies subsequent to March 31, 1997 for total consideration of $8.5 million in cash, 215,311 shares of Common Stock and $3.8 million of subordinated notes convertible into 102,128 shares of the Company's Common Stock, as if all acquisitions had occurred on March 31, 1997.

     The Pro Forma Adjustments reflect the application of the cash proceeds from the issuance of the Notes, net of estimated offering costs of $5.2 million, to reduce amounts outstanding under the revolving credit facility.

                                COACH USA, INC.
               PRO FORMA COMBINED STATEMENT OF INCOME (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               YEAR ENDED DECEMBER 31, 1996
                                          ----------------------------------------------------------------------
                                                                        SUBSEQUENT
                                                                       ACQUISITIONS
                                                                           AND
                                                          COMBINED      PURCHASED
                                                          FOUNDING      COMPANIES
                                                          COMPANIES      THROUGH
                                          SUPPLEMENTAL     THROUGH       DATE OF        PRO FORMA
                                           COACH USA       MAY 31      ACQUISITION     ADJUSTMENTS     PRO FORMA
                                          ------------    ---------    ------------    -----------     ---------
REVENUES................................    $258,130       $44,938       $133,304        $             $ 436,372
OPERATING EXPENSES......................     194,135        36,786        101,377                        332,298
                                          ------------    ---------    ------------    -----------     ---------
     Gross profit.......................      63,995         8,152         31,927                        104,074
GENERAL AND ADMINISTRATIVE EXPENSES.....      30,910         7,776         17,750         (8,430)(a)      49,923
                                                                                           1,917(b)
ACQUISITION RELATED COSTS...............       1,101         --            --             (1,101)(c)      --
                                          ------------    ---------    ------------    -----------     ---------
     Operating income...................      31,984           376         14,177          7,614          54,151
OTHER (INCOME) EXPENSE:
     Interest expense...................      10,603         1,359          5,004           (892)(d)      23,965
                                                                                           7,891(e)
     Earnings from investment in
       unconsolidated subsidiary........      --             --            (7,094)         7,094(f)       --
                                          ------------    ---------    ------------    -----------     ---------
INCOME (LOSS) BEFORE
  INCOME TAXES AND
  EXTRAORDINARY ITEMS...................      21,381          (983)        16,267         (6,479)         30,186
PROVISION (BENEFIT) FOR
  INCOME TAXES..........................       8,989            42          6,102         (2,972)(g)      12,161
                                          ------------    ---------    ------------    -----------     ---------
INCOME (LOSS) BEFORE EXTRAORDINARY
  ITEMS.................................    $ 12,392       $(1,025)      $ 10,165        $(3,507)      $  18,025
                                          ============    =========    ============    ===========     =========
PRO FORMA INCOME PER COMMON SHARE BEFORE
  EXTRAORDINARY ITEMS...................                                                               $    1.08
                                                                                                       =========
WEIGHTED AVERAGE SHARES
  OUTSTANDING(h)........................                                                                  16,635
                                                                                                       =========

The accompanying notes are an integral part of this pro forma combined statement of income.

                                COACH USA, INC.
               PRO FORMA COMBINED STATEMENT OF INCOME (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    THREE MONTHS ENDED MARCH 31, 1997
                                        ---------------------------------------------------------
                                                         SUBSEQUENT
                                                        ACQUISITIONS
                                                            AND
                                                         PURCHASED
                                                         COMPANIES
                                                          THROUGH
                                        SUPPLEMENTAL      DATE OF        PRO FORMA
                                         COACH USA      ACQUISITION     ADJUSTMENTS     PRO FORMA
                                        ------------    ------------    -----------     ---------
REVENUES.............................     $ 79,868        $ 17,493        $              $97,361
OPERATING EXPENSES...................       64,237          15,503                        79,740
                                        ------------    ------------    -----------     ---------
     Gross profit....................       15,631           1,990                        17,621
GENERAL AND ADMINISTRATIVE
  EXPENSES...........................        9,782           2,721           (465)(a)     12,383
                                                                              345(b)
ACQUISITION RELATED COSTS............          117          --               (117)(c)      --
                                        ------------    ------------    -----------     ---------
     Operating income................        5,732            (731)           237          5,238
OTHER (INCOME) EXPENSE:
     Interest expense................        3,508             430          1,471(d)       5,409
                                        ------------    ------------    -----------     ---------
INCOME (LOSS) BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEMS................        2,224          (1,161)        (1,234)          (171)
PROVISION (BENEFIT) FOR INCOME
  TAXES..............................          944            (546)          (423)(e)        (25)
                                        ------------    ------------    -----------     ---------
INCOME (LOSS) BEFORE EXTRAORDINARY
  ITEMS..............................     $  1,280        $   (615)       $  (811)       $  (146)
                                        ============    ============    ===========     =========
PRO FORMA INCOME PER COMMON SHARE
  BEFORE EXTRAORDINARY ITEMS.........                                                    $ (0.01)
                                                                                        =========
WEIGHTED AVERAGE SHARES
  OUTSTANDING(f).....................                                                     19,893
                                                                                        =========

The accompanying notes are an integral part of this pro forma combined statement of income.

                                COACH USA, INC.
          NOTES TO PRO FORMA COMBINED STATEMENTS OF INCOME (UNAUDITED)

YEAR ENDED DECEMBER 31, 1996

     The Pro Forma Combined Statements of Income for the year ended December 31, 1996 and for the three months ended March 31, 1997 include (i) Coach USA and subsidiaries which reflects the Pooled Companies combined with the Founding Companies from June 1, 1996 and the Purchased Companies from their respective date of acquisition (ii) the Founding Companies for the period prior to June 1, 1996 (iii) the Purchased Companies through their respective date of acquisition and (iv) the Subsequent Acquisitions.

      (a) Adjusts compensation to the level the owners of the Founding, Pooled and Purchased Companies, and Subsequent Acquisitions have agreed to receive subsequent to their respective acquisition. Also adjusts compensation to reverse a non-recurring, non-cash charge of $2.1 million recorded in March 1996, representing the difference between the amounts paid for shares of the Company's common stock and the estimated fair value of the shares on the date of sale as if the companies were combined.

      (b) Records the amortization of goodwill and capitalized debt offering costs related to the issuance of the Notes using 40 year and 10 year lives, respectively.

      (c)  Eliminates non-recurring acquisition related costs.

      (d) Records reduction of interest expense related to debt converted to equity subsequent to the acquisition of one of the Pooled Companies completed in August 1996.

      (e) Records interest expense on the Notes and debt incurred to fund the cash purchase price and convertible debt issued in conjunction with the acquisition of the Purchased Companies and Subsequent Acquisitions.

      (f) One of the Purchased Companies acquired by Coach in 1997 previously owned a 50% interest in another company which was acquired by Coach USA in August 1996. This entry eliminates the earnings through August 1996 related to the 50% interest reported by the Purchased Company prior to its acquisition by Coach USA.

      (g) Records the incremental provision for Federal and state income taxes relating to the owner's compensation differential, income taxes on S Corporation income, utilization of loss carryforwards at the time the loss was incurred on a combined basis, changes in interest expense and income taxes on the income from personal assets of a stockholder.

      (h) The computation of unaudited pro forma combined net income per common and common equivalent share before extraordinary items for the year ended December 31, 1996 is based upon 16,635,053 weighted average shares outstanding which includes (a) 5,027,305 shares attributed to the acquisitions of the Pooled Companies, (b) 2,165,724 shares issued prior to the Initial Public Offering, (c) 5,099,687 shares issued to the stockholders of the Founding Companies, (d) 1,700,714 of the 4,140,000 shares sold in the Company's initial public offering to pay the cash portion of the consideration for the Founding Companies; (e) 118,142 of the 4,140,000 shares sold in the Initial Public Offering to pay excess S Corporation distributions, (f) the weighted average portion of the remaining 2,321,144 shares issued in the Initial Public Offering, (g) the weighted average portion of 425,039 shares issued in connection with the conversion of indebtedness to equity at one of the Pooled Companies, (h) the weighted average portion of the 2,084,307 shares sold in the secondary stock offering, (i) 215,311 shares representing shares attributed to the Subsequent Acquisitions, and (j) 227,743 shares representing the weighted average portion of shares for the dilution attributable to outstanding options to purchase Common Stock, using the treasury stock method.

                                COACH USA, INC.
                     NOTES TO PRO FORMA COMBINED STATEMENTS
                      OF INCOME (UNAUDITED) -- (CONTINUED)

THREE MONTHS ENDED MARCH 31, 1997

      (a) Adjusts compensation to the level the owners of the Pooled and Purchased Companies and Subsequent Acquisitions have agreed to receive subsequent to their respective acquisition.

      (b) Records the amortization of goodwill and capitalized debt offering cost using 40-year and 10 year lives, respectively.

      (c)  Eliminates non-recurring acquisition related costs.

      (d) Records interest expense on the Notes and debt incurred to fund the cash purchase price and convertible debt issued in conjunction with the acquisition of the Purchased Companies and Subsequent Acquisitions.

      (e) Records the incremental provision for Federal and state income taxes relating to the owner's compensation differential, income taxes on S Corporation income, utilization of loss carryforwards at the time the loss was incurred on a combined basis, changes in interest expense and income taxes on the income from personal assets of a stockholder.

      (f) The computation of unaudited pro forma combined net income per common and common equivalent share before extraordinary items for the three months ended March 31, 1997 is based upon 19,892,876 weighted average shares outstanding which include (a) 18,942,062 shares issued and outstanding for the entire three month period, (b) 981 shares issued to a minority interest, (c) 215,311 shares representing shares attributed to the Subsequent Acquisitions and (d) 734,522 shares representing the weighted average portion of shares for the dilution attributable to outstanding options to purchase Common Stock, using the treasury stock method.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Coach USA, Inc.:

     We have audited the accompanying supplemental consolidated balance sheets of Coach USA, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1996, and the related supplemental consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. The supplemental consolidated financial statements give retroactive effect to the acquisition of four businesses acquired during the period from January 1, 1997 through May 31, 1997 which were accounted for as poolings-of-interests. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the supplemental consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the supplemental consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the supplemental consolidated financial position of Coach USA, Inc. and subsidiaries as of December 31, 1995 and 1996, and the supplemental results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, after giving retroactive effect to certain pooling-of-interests transactions, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP
Houston, Texas
July 25, 1997

                        COACH USA, INC. AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                               DECEMBER 31,
                                          ----------------------    MARCH 31,
                                             1995        1996         1997
                                          ----------  ----------   -----------
                                                                   (UNAUDITED)

                 ASSETS
CURRENT ASSETS:
     Cash and cash equivalents..........  $    5,251  $    2,786    $   6,836
     Accounts receivable, less allowance
       of $1,452, $2,579 and $2,694.....      12,090      23,216       26,003
     Inventories........................       4,405       9,670       10,650
     Notes receivable, current
       portion..........................       3,045       2,811        4,098
     Prepaid expenses and other current
       assets...........................       5,533      13,797       16,096
                                          ----------  ----------   -----------
          Total current assets..........      30,324      52,280       63,683
PROPERTY AND EQUIPMENT, net.............      77,674     224,830      285,338
NOTES RECEIVABLE, less allowance of
  $500..................................       1,978       4,231        5,013
GOODWILL, net...........................         480      30,561       72,757
OTHER ASSETS, net.......................      12,911      17,916       18,338
                                          ----------  ----------   -----------
          Total assets..................  $  123,367  $  329,818    $ 445,129
                                          ==========  ==========   ===========

  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Current maturities of convertible
       subordinated notes...............  $   --      $    4,000    $  --
     Current maturities of long-term
       obligations......................      14,427      15,872        8,898
     Accounts payable and accrued
       liabilities......................      26,238      45,885       80,466
                                          ----------  ----------   -----------
          Total current liabilities.....      40,665      65,757       89,364
LONG-TERM OBLIGATIONS, net of current
  maturities............................      52,211     108,955      174,587
CONVERTIBLE SUBORDINATED NOTES, net of
  current maturities....................      --          18,500       36,830
LONG-TERM OBLIGATIONS DUE TO
  STOCKHOLDERS, net of current
  maturities............................      16,467      --           --
DEFERRED INCOME TAXES...................       8,434      24,027       30,582
                                          ----------  ----------   -----------
          Total liabilities.............     117,777     217,239      331,363
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Common Stock, $.01 par, 30,000,000
       shares authorized, 5,027,305,
       18,942,062 and 18,943,043 shares
       issued and outstanding,
       respectively.....................          50         189          189
     Additional paid-in capital.........       6,932     103,274      103,345
     Cumulative translation
       adjustment.......................        (200)       (209)        (218)
     Retained earnings (deficit)........      (1,192)      9,325       10,450
                                          ----------  ----------   -----------
          Total stockholders' equity....       5,590     112,579      113,766
                                          ----------  ----------   -----------
          Total liabilities and
             stockholders' equity.......  $  123,367  $  329,818    $ 445,129
                                          ==========  ==========   ===========

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                        COACH USA, INC. AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------    THREE MONTHS ENDED
                                                                                PRO FORMA         MARCH 31,
                                                                                COMBINED     --------------------
                                             1994        1995        1996         1996         1996       1997
                                          ----------  ----------  ----------   -----------   ---------  ---------
                                                                               (UNAUDITED)       (UNAUDITED)
REVENUES................................  $  127,484  $  147,042  $  258,130    $ 303,068    $  37,617  $  79,868
OPERATING EXPENSES......................      98,942     109,463     194,135      230,921       29,910     64,237
                                          ----------  ----------  ----------   -----------   ---------  ---------
     Gross profit.......................      28,542      37,579      63,995       72,147        7,707     15,631
GENERAL AND ADMINISTRATIVE EXPENSES.....      20,216      22,993      30,910       32,058        5,798      9,782
ACQUISITION RELATED COSTS...............      --          --           1,101       --           --            117
                                          ----------  ----------  ----------   -----------   ---------  ---------
     Operating income...................       8,326      14,586      31,984       40,089        1,909      5,732
INTEREST EXPENSE........................       5,759       7,526      10,603       11,070        2,046      3,508
                                          ----------  ----------  ----------   -----------   ---------  ---------
INCOME (LOSS) BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEMS...................       2,567       7,060      21,381       29,019         (137)     2,224
PROVISION (BENEFIT) FOR INCOME TAXES....       1,296       3,089       8,989       11,535          (21)       944
                                          ----------  ----------  ----------   -----------   ---------  ---------
INCOME (LOSS) BEFORE EXTRAORDINARY
  ITEMS.................................       1,271       3,971      12,392       17,484         (116)     1,280
EXTRAORDINARY ITEMS, net of income
  taxes.................................      --          --           2,723        2,723       --            (89)
                                          ----------  ----------  ----------   -----------   ---------  ---------
NET INCOME (LOSS).......................  $    1,271  $    3,971  $   15,115    $  20,207    $    (116) $   1,191
                                          ==========  ==========  ==========   ===========   =========  =========
EARNINGS (LOSS) PER COMMON AND COMMON
  EQUIVALENT SHARE:
     INCOME BEFORE EXTRAORDINARY
       ITEMS............................  $      .25  $      .79  $      .95    $    1.06    $    (.02) $     .07
     EXTRAORDINARY ITEMS................      --          --             .20          .17       --           (.01)
                                          ----------  ----------  ----------   -----------   ---------  ---------
     NET INCOME (LOSS)..................  $      .25  $      .79  $     1.15    $    1.23    $    (.02) $     .06
                                          ==========  ==========  ==========   ===========   =========  =========

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                        COACH USA, INC. AND SUBSIDIARIES
          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (AMOUNTS IN THOUSANDS)

                                          COMMON STOCK       ADDITIONAL    CUMULATIVE     RETAINED         TOTAL
                                       ------------------     PAID-IN      TRANSLATION    EARNINGS     STOCKHOLDERS'
                                        SHARES     AMOUNT     CAPITAL      ADJUSTMENT     (DEFICIT)       EQUITY
                                       ---------   ------    ----------    -----------    ---------    -------------
BALANCE AT DECEMBER 31, 1993.........      5,028   $  50      $   8,809      $  (425)      $ (3,888)     $   4,546
     S Corporation dividends paid by
       certain Pooled Companies......     --        --           --           --             (1,004)        (1,004)
     Net income......................     --        --           --           --              1,271          1,271
     Other...........................     --        --           (2,113)         196           (433)        (2,350)
                                       ---------   ------    ----------    -----------    ---------    -------------
BALANCE AT DECEMBER 31, 1994.........      5,028      50          6,696         (229)        (4,054)         2,463
     S Corporation dividends paid by
       certain Pooled Companies......     --        --           --           --             (1,109)        (1,109)
     Net income......................     --        --           --           --              3,971          3,971
     Other...........................     --        --              236           29         --                236
                                       ---------   ------    ----------    -----------    ---------    -------------
BALANCE AT DECEMBER 31, 1995.........      5,028      50          6,932         (200)        (1,192)         5,590
     Issuance of Common Stock:
          Proceeds of stock
             offerings...............      6,224      62         96,502       --             --             96,564
          Merger with Predecessor....      2,166      22          2,055                      (2,053)            24
          Acquisition of Founding
             Companies...............      5,099      51          6,323       --              9,155         15,529
     Cash Distribution to Founding
       Companies' Shareholders.......     --        --          (23,810)      --             --            (23,810)
     Reorganization..................     --        --            4,402       --             (4,402)       --
     Conversion from S Corporation to
       C Corporation for Founding
       Companies.....................     --        --           --           --             (5,426)        (5,426)
     Conversion of debt to equity....        425       4         10,198       --             --             10,202
     S Corporation dividends paid by
       certain Pooled Companies......     --        --           --           --             (2,139)        (2,139)
     Adjustment to conform fiscal
       year ends of Pooled
       Companies.....................     --        --           --           --                267            267
     Net income......................     --        --           --           --             15,115         15,115
     Capital contributions equal to
       the current income taxes of S
       Corporations..................     --        --              341       --             --                341
     Other...........................     --        --              331           (9)        --                322
                                       ---------   ------    ----------    -----------    ---------    -------------
BALANCE AT DECEMBER 31, 1996.........     18,942     189        103,274         (209)         9,325        112,579
     Net income (unaudited)..........     --        --           --           --              1,191          1,191
     Other (unaudited)...............          1    --               71           (9)           (66)            (4)
                                       ---------   ------    ----------    -----------    ---------    -------------
BALANCE AT MARCH 31, 1997
  (unaudited)........................     18,943   $ 189      $ 103,345      $  (218)      $ 10,450      $ 113,766
                                       =========   ======    ==========    ===========    =========    =============

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                        COACH USA, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                                  THREE MONTHS
                                                                                      ENDED
                                               YEAR ENDED DECEMBER 31,              MARCH 31,
                                          ----------------------------------  ---------------------
                                             1994        1995        1996       1996        1997
                                          ----------  ----------  ----------  ---------  ----------
                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)..................  $    1,271  $    3,971  $   15,115  $    (116) $    1,191
     Adjustments to reconcile net income
       (loss) to net cash provided by
       operating activities--
          Adjustment to conform fiscal
             year ends of Pooled
             Companies..................      --          --             267     --          --
          Extraordinary gain............      --          --          (7,007)    --          --
          Depreciation and
             amortization...............       7,538       9,085      15,338      2,555       5,729
          (Gain) loss on sale of
             assets.....................         (28)       (724)       (797)        (4)       (423)
          Deferred income tax
             provision..................       1,387       2,213       6,958        388       1,440
          Changes in operating assets
             and liabilities, net of
             effect of Purchased
             Companies --
               Accounts receivable,
                  net...................         361      (2,538)     (2,301)       719       1,024
               Inventories..............      (1,095)     (2,482)     (4,655)      (847)       (409)
               Notes receivable, net....         175      (1,828)     (1,672)    (2,618)     (2,069)
               Prepaid expenses and
                  other current
                  assets................        (400)       (728)     (3,957)       (89)     (1,151)
               Accounts payable and

                  accrued liabilities...      (1,286)      2,778      (4,753)     1,529      19,692
               Other....................         808        (220)       (410)       342         328
                                          ----------  ----------  ----------  ---------  ----------
                     Net cash provided
                       by operating
                       activities.......       8,731       9,527      12,126      1,859      25,352
                                          ----------  ----------  ----------  ---------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to property and
       equipment........................     (24,987)    (17,719)    (34,951)    (4,488)    (35,500)
     Proceeds from sales of property and
       equipment........................       4,423       4,364      10,978          3       4,530
     Cash consideration paid for the
       Founding Companies, net of cash
       acquired.........................      --          --         (22,112)    --          --
     Cash consideration paid for
       Purchased Companies, net of cash
       acquired.........................      --          --         (12,666)    --         (26,128)
     Purchase of other non-current
       assets...........................        (323)       (334)     (4,103)    --          --
                                          ----------  ----------  ----------  ---------  ----------
                     Net cash used in
                       investing
                       activities.......     (20,887)    (13,689)    (62,854)    (4,485)    (57,098)
                                          ----------  ----------  ----------  ---------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Principal payments on long-term
       obligations......................     (15,723)    (21,623)   (131,927)    (2,488)    (35,226)
     Proceeds from issuance of long-term
       obligations......................      30,797      28,221      85,443      4,064      71,041
     Sales of Common Stock..............      --          --          96,564     --          --
     S Corporation Dividends paid by
       certain Pooled Companies.........      (1,123)     (1,079)     (1,838)      (487)     --
     Other..............................      (1,973)        181          21       (142)        (19)
                                          ----------  ----------  ----------  ---------  ----------
                     Net cash provided
                       by financing
                       activities.......      11,978       5,700      48,263        947      35,796
                                          ----------  ----------  ----------  ---------  ----------
NET INCREASE (DECREASE) IN CASH.........        (178)      1,538      (2,465)    (1,679)      4,050
CASH AND CASH EQUIVALENTS, beginning of
  year..................................       3,891       3,713       5,251      5,251       2,786
                                          ----------  ----------  ----------  ---------  ----------
CASH AND CASH EQUIVALENTS, end of
  year..................................  $    3,713  $    5,251  $    2,786  $   3,572  $    6,836
                                          ==========  ==========  ==========  =========  ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
     Cash paid for interest.............  $    4,549  $    6,575  $   10,360  $   1,861  $    3,883
     Cash paid for income taxes.........         493         427       4,966         82         477
     Assets acquired under capital
       leases...........................       1,931       2,404       7,891      2,981       2,355
     Convertible debt issued for
       Purchased Companies..............      --          --          22,500     --          18,330

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                        COACH USA, INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

     In September 1995, Coach USA, Inc. (Coach USA), was founded to create a national company providing motorcoach transportation services, including charter and tour services, and related passenger ground transportation services.

     In May 1996, Coach USA acquired, simultaneously with the closing of its initial public offering (the Offering), six established businesses. Consideration for these businesses consisted of a combination of cash and common stock of Coach USA (the Common Stock). These six businesses are referred to herein as the "Founding Companies." Coach USA acquired nine additional businesses in 1996. Of these nine additional businesses acquired, six were accounted for as poolings-of-interests and, together with four additional business acquired in 1997 accounted for as a pooling-of-interests, are referred to herein as the "Pooled Companies." The remaining three businesses acquired in 1996, and two additional businesses acquired in February 1997 were accounted for as purchases and are referred to herein as the "Purchased Companies" (see
Note 3).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  BASIS OF PRESENTATION

     The accompanying supplemental consolidated financial statements include the accounts of Coach USA and the Founding Companies from June 1, 1996, the effective date used to account for the acquisitions of the Founding Companies, the Purchased Companies since date of acquisition, and give retroactive effect to the acquisitions of the Pooled Companies. These consolidated financial statements are labeled as "supplemental" as they have been restated to include the results of four companies acquired subsequent to December 31, 1996, which were accounted for as poolings-of-interests for which post-acquisition operating results have not yet been published. However, these supplemental consolidated financial statements will be the same as the restated consolidated financial statements that will be issued after post-acquisition operating results have been published. The Pooled Companies, the Founding Companies subsequent to May 31, 1996, and the Purchased Companies since date of acquisition, are collectively referred to herein as the "Company." All significant intercompany transactions and balances have been eliminated in consolidation.

     The unaudited pro forma combined statement of income for the year ended December 31, 1996 includes the accounts of Coach USA and the Founding Companies from January 1, 1996, the Purchased Companies since their date of acquisition, and gives retroactive effect to the acquisitions of the Pooled Companies. Certain pro forma adjustments further discussed in Note 3 have been made to the unaudited pro forma combined statement of income.

     Two of the Pooled Companies have previously reported on an October fiscal year end. As such, the accounts of these companies for their 1994 and 1995 fiscal years have been consolidated with the accounts of the Company as of December 31, 1994 and 1995, respectively. Unaudited revenues and net income for these two companies for the two-month period ended December 31, 1995, were approximately $6,292,000 and $267,000, respectively. Accordingly, an adjustment is included in the consolidated statement of stockholders' equity for the net income attributed to this two-month period.

  INTERIM FINANCIAL INFORMATION

     The interim consolidated financial statements are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim consolidated financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

                        COACH USA, INC. AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

  INVENTORIES

     Inventories consist of motorcoach and taxicab replacement parts and taxicabs held for sale. Inventory cost for replacement parts is accounted for on the first-in, first-out basis and inventory cost for taxicabs held for sale or on short-term leases are accounted for on the specific identification basis, and both are reported at the lower of cost or market. Taxicabs held for sale are depreciated over their estimated useful lives of 4.5 years. Depreciation and amortization expense in the accompanying supplemental consolidated financial statements includes $1,053,000, $1,457,000 and $1,940,000 of depreciation related to taxicabs held for sale in 1994, 1995 and 1996.

  NOTES RECEIVABLE

     Notes receivable result from the sale of taxicabs to independent contractors. The notes bear interest and are due in weekly installments over periods ranging up to 42 months.

  NOTES RECEIVABLE FROM STOCKHOLDERS

     The Company had notes receivable from former stockholders of certain of the Pooled Companies totaling $439,000 at December 31, 1995. These notes receivable were unsecured, noninterest-bearing and payable on demand and were repaid in full in connection with the respective mergers with Coach USA.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Expenditures for maintenance and repairs, including replacement of engines and certain other significant costs, are expensed as costs are incurred.

     Depreciation on transportation equipment and other assets for financial reporting purposes is computed on the straight-line basis over the estimated useful lives of the assets, net of their estimated residual values. Gains or losses on the sale of equipment are included in operating expenses.

  GOODWILL

     Goodwill represents the excess of the aggregate price paid by the Company in acquisitions accounted for as purchases over the fair market value of the net tangible assets acquired. Goodwill is amortized on a straight-line basis generally over 40 years.

  OTHER ASSETS

     Taxicab permits are carried at cost, less accumulated amortization. The permit costs are amortized using the straight-line method over a period of 40 years. Annual renewal fees are charged to expense as incurred.

     The Company applies Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". Management continually evaluates whether events or circumstances have occurred that indicate that the remaining estimated useful lives of property and equipment, other identifiable intangible assets and goodwill may warrant revision or that the remaining balances may not be recoverable.

  CONCENTRATIONS OF CREDIT RISK

     The Company provides services to a broad range of geographical regions. The Company's credit risk primarily consists of receivables from a variety of customers, including casinos and various other tourism-based companies and governmental units. In addition, the Company's accounts and notes receivable include

                        COACH USA, INC. AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) amounts due from independent taxicab contractors. Management performs ongoing credit evaluations of its customers and independent taxicab contractors and provides allowances as deemed necessary.

     The activity in the allowance for doubtful accounts is as follows (in thousands):

                                                          BEGINNING
                                                          BALANCE OF
                                           BALANCE AT    FOUNDING AND    CHARGED TO                  BALANCE AT
                                           BEGINNING      PURCHASED      COSTS AND                     END OF
                                           OF PERIOD      COMPANIES       EXPENSES     WRITE-OFFS      PERIOD
                                           ----------    ------------    ----------    ----------    ----------
Year ended December 31, 1994............     $1,457         $--            $  859       $ (1,077)      $1,239
Year ended December 31, 1995............      1,239         --                974           (761)       1,452
Year ended December 31, 1996............      1,452            955          1,010           (838)       2,579

  REVENUE RECOGNITION

     The Company recognizes revenue from recreation, excursion, commuter, transit and taxicab support services and sales to independent taxicab operators when such services and sales are performed. The Company recognizes financing income on notes receivable using the effective interest method over the term of the notes. Costs associated with the revenues are incurred and recorded as services and sales are performed.

  INCOME TAXES

     The Company will file a consolidated return for federal income tax purposes. Income taxes are provided under the liability method considering the tax effects of transactions reported in the financial statements which are different from the tax return. The deferred income tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the underlying assets or liabilities are realized or settled.

     Certain of the Pooled Companies were S Corporations for income tax purposes and, accordingly, any income tax liabilities for the periods prior to the acquisition date are the responsibility of the respective stockholders. For purposes of these supplemental consolidated financial statements, federal and state income taxes have been provided as if these companies had filed C Corporation tax returns for the pre-acquisition periods. The current income tax expense of these S Corporations is reflected in the consolidated financial statements in the provision for income taxes and as an increase to additional paid-in capital.

  USE OF ESTIMATES

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE

     The computation of net income per common and common equivalent share for the years ended December 31, 1994 and 1995 and for the three months ended March 31, 1996 includes 5,027,305 shares issued in connection with the acquisitions of the Pooled Companies.

     The computation of net income per common and common equivalent share for the year ended December 31, 1996 is based upon 13,088,000 weighted average shares outstanding which includes (a) the 5,027,305 shares discussed above, (b) the weighted average portion of the 2,165,724 shares issued prior to the Initial Public Offering, (c) the weighted average portion of the 5,099,687 shares issued to the stockholders of the Founding Companies, (d) the weighted average portion of the 4,140,000 shares sold in the Initial Public Offering, (e) the weighted average portion of the 425,039 shares issued in connection with the conversion of indebtedness to equity at one of the Pooled Companies, (f) the weighted average portion

                        COACH USA, INC. AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

of the 2,084,307 shares sold in a secondary stock offering, and (g) 305,605 shares representing the weighted average portion of shares for the dilution attributable to outstanding options to purchase common stock, using the treasury stock method.

     The computation of net income per share for the three months ended March 31, 1997 is based upon 19,677,565 weighted average shares outstanding which include (i) 18,943,043 shares issued and outstanding for the entire three month period, (ii) 981 shares issued to a minority interest of one of the Pooled Companies, and (iii) 734,522 shares representing the weighted average portion of shares for the dilution attributable to outstanding options to purchase common stock, using the treasury stock method.

     The computation of unaudited pro forma combined net income per common and common equivalent share for the year ended December 31, 1996 is based upon 16,419,742 weighted average shares outstanding which includes (a) the 5,027,305 shares discussed above, (b) the 2,165,724 shares issued prior to the Initial Public Offering, (c) 5,099,687 shares issued to the stockholders of the Founding Companies, (d) 1,700,714 of the 4,140,000 shares sold in the Initial Public Offering to pay the cash portion of the consideration for the Founding Companies; (e) 118,142 of the 4,140,000 shares sold in the Initial Public Offering to pay excess S Corporation distributions, (f) the weighted average of the remaining 2,321,144 shares issued in the Initial Public Offering, (g) the weighted average portion of 425,039 shares issued in connection with the conversion of indebtedness to equity at one of the Pooled Companies, (h) the weighted average portion of the 2,084,307 shares sold in the secondary stock offering, and (i) 227,743 shares representing the weighted average portion of shares for the dilution attributable to outstanding options to purchase common stock, using the treasury stock method.

     In March 1996, the Company authorized 500,000 shares of $.01 par value preferred stock of which one share is issued and outstanding as further discussed in Note 3.

  NEW ACCOUNTING PRONOUNCEMENT

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 revises the methodology to be used in computing earnings per share (EPS) such that the computations required for primary and fully diluted EPS are to be replaced with "basic" and "diluted"
EPS. Basic EPS is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted EPS is computed in the same manner as fully diluted EPS, except that, among other changes, the average share price for the period is used in all cases when applying the treasury stock method to potentially dilutive outstanding options.

     The Company will adopt SFAS No. 128 effective December 15, 1997, and will restate EPS for all periods presented. The Company anticipates that the amounts reported for basic EPS for the years ended December 31, 1994, 1995 and 1996 will be $0.25, $0.79 and $1.18, and that basic EPS for the unaudited pro forma twelve months ended December 31, 1996 will be $1.25. The Company anticipates that the amounts reported for diluted EPS for the years ended December 31, 1994, 1995 and 1996 will be $0.25, $0.79 and $1.15 and that diluted EPS for the unaudited pro forma twelve months ended December 31, 1996 will be $1.23.

                        COACH USA, INC. AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  BUSINESS COMBINATIONS:

     The Founding Companies were merged with Coach USA effective June 1, 1996, for financial reporting purposes. The unaudited pro forma data presented below consists of the income statement data as presented in these consolidated financial statements combined with the Founding Companies, including certain pro forma adjustments further discussed below, as if the Founding Companies were combined with the Pooled Companies and Coach USA as of January 1, 1995 (in thousands):

                                         YEAR ENDED      YEAR ENDED
                                        DECEMBER 31,    DECEMBER 31,
                                            1995            1996
                                        ------------    ------------
                                                (UNAUDITED)
Revenues.............................     $260,531        $303,068
Income before extraordinary items....       12,668          17,484
Income per share before extraordinary
  items..............................          .87            1.06

  POOLINGS

     During 1996 and through May 31, 1997, the Company acquired all of the outstanding stock of the Pooled Companies in exchange for 5,027,305 shares of Common Stock. Eight of these companies provide motorcoach transportation services and two provide primarily taxicab and paratransit services. These acquisitions have been accounted for as poolings-of-interests and the results of operations of these ten companies are included for all periods presented herein.

     In connection with the acquisition of one of the Pooled Companies, the former stockholders of the Pooled Company received shares ("Dividend Access Shares") of a wholly owned subsidiary of the Company, in lieu of receiving Common Stock. The Company has agreed to issue shares of Common Stock to the holders of the Dividend Access Shares upon their redemption to the subsidiary. These Dividend Access Shares have been treated as outstanding shares of Common Stock for purposes of these supplemental financial statements. Also in connection with the acquisition of the Pooled Company, one share of Coach Series A Voting Preferred Stock was issued by the Company which entitles each holder of the Dividend Access Shares to vote their shares as if they held an equal number of shares of Common Stock.

     The supplemental consolidated financial statements for 1994 and 1995 represent the operations of the Pooled Companies prior to their acquisition by the Company. The combined revenues, income before extraordinary items, and net income of the Pooled Companies for the preacquisition period in 1996 were $160.0 million, $6.5 million and $6.4 million, respectively. In addition, the Supplemental Consolidated Statements of Cash Flows reflect an acquisition by one of the Pooled Companies during the pre acquisition period in 1996 which was accounted for as a purchase for a total cash price of $323,000.

                        COACH USA, INC. AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table reconciles the consolidated revenues and net income of the Company after giving retroactive effect to the four pooling-of-interest transactions completed from January 1, 1997 through May 31, 1997 with the consolidated revenues and net income previously reported in the Company's 1996 Form 10-K filing (in thousands, except per share data).

                                                         FOR THE YEAR ENDED DECEMBER 31,
                                       -------------------------------------------------------------------
                                               1994                   1995                   1996
                                       ---------------------  ---------------------  ---------------------
                                                      NET                    NET                    NET
                                        REVENUES    INCOME     REVENUES    INCOME     REVENUES    INCOME
                                       ----------  ---------  ----------  ---------  ----------  ---------
As previously reported in 10-K.......  $   68,421  $     649  $   83,925  $   2,411  $  185,728  $  12,915
Subsequent Poolings..................      59,063        622      63,117      1,560      72,402      2,200
                                       ----------  ---------  ----------  ---------  ----------  ---------
After Subsequent Poolings............  $  127,484  $   1,271  $  147,042  $   3,971  $  258,130  $  15,115
                                       ==========  =========  ==========  =========  ==========  =========
Net income per share -- After
  Subsequent Poolings................              $     .25              $     .79              $    1.15
                                                   =========              =========              =========

  PURCHASES

     On August 29, 1996, the Company acquired three businesses which were accounted for as purchases. The aggregate consideration paid in these transactions was $14.5 million in cash and $22.5 million in the form of subordinated notes convertible into 750,460 shares of Common Stock. The accompanying consolidated balance sheet as of December 31, 1996 includes allocations of the respective purchase prices and is subject to final adjustment. The allocations resulted in goodwill recognized of $30.3 million representing the excess of purchase price over fair value of the net assets acquired. In conjunction with the acquisitions, liabilities were assumed as follows (in thousands):

                                           YEAR ENDED
                                        DECEMBER 31, 1996
                                        -----------------
Fair value of assets acquired, net of
cash acquired........................       $  63,963
Goodwill.............................          30,341
Cash paid, net of cash acquired......         (12,343)
Issuance of convertible notes........         (22,500)
                                        -----------------
Liabilities assumed..................       $  59,461
                                        =================

     The following table sets forth further adjustments to the unaudited pro forma income statement data above to present the effect of the acquisitions of the Purchased Companies through December 31, 1996 on the Company's results of operations for the years ended December 31, 1995 and 1996. The following unaudited pro forma income statement data includes the Founding Companies and the Pooled Companies, plus all Purchased Companies through December 31, 1996 as if the acquisitions were effective on the first day of the year being reported (in thousands):

                                         YEAR ENDED      YEAR ENDED
                                        DECEMBER 31,    DECEMBER 31,
                                            1995            1996
                                        ------------    ------------
                                                (UNAUDITED)
Revenues.............................     $296,383        $329,088
Income before extraordinary items....       14,059          18,391
Income per share before extraordinary
  items..............................          .97            1.12

     Pro forma adjustments included in the preceding tables regarding the Founding Companies and the Purchased Companies primarily relate to (a) owners' compensation differential, (b) adjustments to depreciation and amortization due to the purchase price allocations, (c) adjustments of historical interest expense

                        COACH USA, INC. AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

related to certain subordinated debt and cash payments related to the Purchased Companies, (d) elimination of interest on debt converted to equity of one of the Pooled Companies, (e) elimination of merger costs in connection with the acquisition of the Pooled Companies, and (f) adjustments to the federal and state income tax provisions based on the combined operations.

     The pro forma combined results presented above are not necessarily indicative of actual results which might have occurred had the operations and management teams of the Company, the Founding Companies, the Pooled Companies and the Purchased Companies been combined at the beginning of the periods presented.

     Through March 31, 1997, the Company acquired two additional companies accounted for as purchases. The aggregate consideration paid in these transactions was $34.3 million in cash and $18.3 million of subordinated notes convertible into 484,239 shares of the Company's Common Stock.

4.  PREPAID EXPENSES AND OTHER CURRENT ASSETS:

     Prepaid expenses and other current assets consist of the following (in thousands):

                                              DECEMBER 31
                                          --------------------
                                            1995       1996
                                          ---------  ---------
                                              (UNAUDITED)
Prepaid insurance.......................  $   1,583  $   2,967
Deferred income tax asset, current......      1,614      3,798
Prepaid licenses, registrations and
  other taxes...........................      1,207      4,004
Other...................................      1,129      3,028
                                          ---------  ---------
                                          $   5,533  $  13,797
                                          =========  =========

5.  PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following (in thousands):

                                                              DECEMBER 31
                                           ESTIMATED     ----------------------
                                          USEFUL LIVES      1995        1996
                                          ------------   ----------  ----------
                                            (YEARS)
Transportation equipment...............     3-15         $   96,148  $  259,591
Building and leasehold improvements....    5-31.5             9,076      14,339
Computer equipment.....................      5-7              8,202       9,440
Other..................................     3-10              4,257      14,086
                                                         ----------  ----------
                                                            117,683     297,456
Less -- Accumulated depreciation.......                     (40,009)    (72,626)
                                                         ----------  ----------
                                                         $   77,674  $  224,830
                                                         ==========  ==========

     Included in transportation equipment at December 31, 1995 and 1996, are approximately $10.9 million and $21.0 million, respectively, of assets held under capital leases.

                        COACH USA, INC. AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  OTHER ASSETS:

     Other assets consist of the following (in thousands):

                                              DECEMBER 31
                                          --------------------
                                            1995       1996
                                          ---------  ---------
Licenses, net of accumulated
  amortization of $ -- and $69..........  $  --      $   5,425
Taxicab permits, net of accumulated
  amortization of $2,194 and $2,298.....      4,263      4,159
Noncurrent deferred income tax asset....      6,752      5,145
Other, net of accumulated amortization
  of $931 and $1,158....................      1,896      3,187
                                          ---------  ---------
                                          $  12,911  $  17,916
                                          =========  =========

     Amortization expense related to other assets for the years ended December 31, 1995 and 1996 was $247,000 and $416,000, respectively.

7.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:

     Accounts payable and accrued liabilities consist of the following (in thousands):

                                              DECEMBER 31
                                          --------------------
                                            1995       1996
                                          ---------  ---------
                                              (UNAUDITED)
Trade accounts payable..................  $   5,710  $  10,762
Accrued insurance claims................      8,357     15,721
Accrued compensation....................      3,877      5,709
Due to affiliates.......................        791        180
Property and other taxes................      1,647      3,048
Accrued interest payable................        889        860
Deferred revenue........................        951      1,515
Other...................................      4,016      8,090
                                          ---------  ---------
                                          $  26,238  $  45,885
                                          =========  =========

                        COACH USA, INC. AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  LONG-TERM OBLIGATIONS:

     Long-term obligations consist of the following:

                                               DECEMBER 31
                                          ----------------------
                                             1995        1996
                                          ----------  ----------
                                              (IN THOUSANDS)
Revolving credit facility with a bank
  syndicate, interest at LIBOR plus
  1.50% (7.03% at December 31, 1996),
  secured by substantially all of the
  assets of the Company.................  $   --      $   60,110
Notes payable to finance companies,
  interest rates ranging from 7.70% to
  15.00%, due in monthly installments of
  $567,098, maturing at various dates
  through 2011; secured by certain
  transportation equipment and real
  property..............................      45,473      30,543
Obligations under capital leases of
  certain transportation equipment,
  implicit interest rates ranging from
  5.00% to 11.00%, due in monthly
  installments of $344,508, maturing at
  various dates through 2003............       6,643      18,037
Various notes payable to stockholders,
  including $600 of accrued interest
  payable in 1996.......................      18,387         259
Other...................................      13,202      15,878
                                          ----------  ----------
Total Long-term Obligations.............      83,705     124,827
Less -- Current maturities..............     (14,427)    (15,872)
Less -- Accrued Interest................        (600)     --
                                          ----------  ----------
                                          $   68,678  $  108,955
                                          ==========  ==========

     At December 31, 1996, future principal payments of long-term debt and minimum lease payments under capital lease obligations are as follows (in thousands):

                                        LONG-TERM    CAPITAL LEASE
                                          DEBT       OBILIGATIONS
                                        ---------    -------------
Year ending December 31 --
     1997............................   $ 13,305       $   4,201
     1998............................      9,197           3,341
     1999............................     68,703           3,221
     2000............................      7,040           3,976
     2001............................      3,795           2,858
     Thereafter......................      4,750           6,404
                                        ---------    -------------
                                        $106,790       $  24,001
                                        =========
     Less -- Amounts representing
       interest......................                     (5,964)
                                                     -------------
                                                       $  18,037
                                                     =============

  REVOLVING CREDIT AGREEMENT

     In May 1996, the Company entered into a $30 million revolving credit agreement with one bank. This credit facility was primarily utilized to refinance certain indebtedness of the Founding Companies not repaid with proceeds of the Offering.

     In August 1996 and February 1997, the Company amended and restated the credit agreement. The credit agreement, as amended, provides for a revolving credit facility of $181 million through a syndicate of

                        COACH USA, INC. AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

eight banks and allows for an additional $40 million of debt outside the credit facility (in addition to the convertible subordinated notes). The proceeds of the facility are to be used for working capital, capital expenditures and acquisitions, including refinancing of indebtedness related to acquisitions. The facility is secured by substantially all of the assets of the Company and matures in August 1999, at which time all amounts then outstanding become due. Interest on outstanding borrowings is charged, at the Company's option, at the bank's prime rate plus up to 1.0% or the London Interbank Offered Rate
("LIBOR") plus 1.0% to 2.25%, both as determined by the ratio of the Company's funded debt to cash flow, as defined. A commitment fee ranging from 0.25% to 0.50% is payable on the unused portion of the facility. Under the terms of the credit agreement, the Company must maintain certain minimum financial ratios. The credit agreement prohibits the payment of cash dividends. As of December 31, 1996, the Company had a total of $109.0 million outstanding under the revolving and other outside credit facilities and had utilized $5.0 million of the facility for letters of credit securing certain insurance obligations and performance bonds, resulting in a borrowing availability of $16.0 million under the revolving and other outside credit facilities.

     In September 1996, the Company entered into an interest rate cap agreement with a bank. The agreement has a term of one year and a notional principal amount of $50 million. The agreement provides that if the 90-day LIBOR rate exceeds 6.5% for certain measurement periods, the bank will pay to the Company the difference between such rate and 6.5%. The cost of the agreement is being amortized over its term.

  CONVERTIBLE SUBORDINATED NOTES

     In August 1996, the Company issued $22.5 million of convertible subordinated notes to former owners of the Purchased Companies as partial consideration of the acquisition purchase price. The convertible subordinated notes bear interest, payable quarterly, at a weighted average interest rate of 5.0% and are convertible by the holder into shares of the Company's Common Stock at a weighted average price of $29.98 per share. The convertible subordinated notes are redeemable for cash at the option of the Company at any time after one year of issuance. The terms of the convertible subordinated notes require $4.0 million of principal payments in 1997 and $18.5 million in 1999.

     Management estimates that the fair value of its debt obligations is $127,250,000, compared to the historical value of $129,290,000 at December 31, 1996. The estimated fair value was determined by applying an estimated discount rate to the scheduled cash payments under the obligations.

                        COACH USA, INC. AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9.  INCOME TAXES:

     The Company has implemented SFAS No. 109, "Accounting for Income Taxes," which provides for a liability approach to accounting for income taxes. The provision for income taxes consists of the following (in thousands):

                                                    DECEMBER 31
                                          -------------------------------
                                            1994       1995       1996
                                          ---------  ---------  ---------
Current --
     Federal............................  $    (172) $     757  $   1,909
     State..............................         81        119        247
                                          ---------  ---------  ---------
                                                (91)       876      2,156
                                          ---------  ---------  ---------
Deferred --
     Federal............................      1,303      1,915      5,533
     State..............................         84        298      1,300
                                          ---------  ---------  ---------
                                              1,387      2,213      6,833
                                          ---------  ---------  ---------
Provision for income taxes before
  extraordinary items...................      1,296      3,089      8,989
                                          ---------  ---------  ---------
Extraordinary Items --
     Current............................     --         --          1,690
     Deferred...........................     --         --            125
                                          ---------  ---------  ---------
                                             --         --          1,815
                                          ---------  ---------  ---------
                                          $   1,296  $   3,089  $  10,804
                                          =========  =========  =========

     Deferred income taxes result from the effect of transactions which are recognized in different periods for financial and tax reporting purposes and relate primarily to depreciation, accrued insurance claims payable and net operating loss carryforwards. Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates to differences between the financial reporting and the tax bases of existing assets and liabilities.

     The components of deferred income tax liabilities and assets are as follows (in thousands):

                                            DECEMBER 31
                                       ----------------------
                                          1995        1996
                                       ----------  ----------
Deferred income tax liabilities --
     Property and equipment..........  $   13,029  $   35,082
     Other...........................         593         724
                                       ----------  ----------
          Total deferred income tax
            liabilities..............      13,622      35,806
                                       ----------  ----------
Deferred income tax assets --
     Accounts receivable/allowance
       for doubtful accounts.........        (276)       (986)
     Accrued liabilities/expenses....      (6,802)    (10,411)
     Net operating losses............      (4,340)     (4,253)
     Other assets....................      (2,074)     (1,965)
     Tax credits.....................        (268)     (2,775)
     Other...........................        (302)       (936)
                                       ----------  ----------
          Total deferred income tax
            assets...................     (14,062)    (21,326)
Less -- Valuation allowance..........           5         904
                                       ----------  ----------
          Net deferred income tax
            (assets) liabilities.....  $     (435) $   15,384
                                       ==========  ==========

                        COACH USA, INC. AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The differences in income taxes provided and the amounts determined by applying the federal statutory tax rate to income before income taxes result from the following (in thousands):

                                                 DECEMBER 31
                                       -------------------------------
                                         1994       1995       1996
                                       ---------  ---------  ---------

Tax at federal statutory rate........  $     918  $   2,472  $   9,072
     Add (deduct) --
          State income taxes, net of
            federal benefit..........        132        270      1,073
          Nondeductible expenses.....        174        231        461
          Tax-exempt income..........         (9)        (3)    --
          Other......................         81        119        198
                                       ---------  ---------  ---------
                                       $   1,296  $   3,089  $  10,804
                                       =========  =========  =========

     For purposes of the consolidated federal tax return, the Company has net operating loss carryforwards available to offset taxable income of the Company in the future. The net operating loss carryforwards will expire at various dates from 1997 to 2010. The Company also has tax credit carryforwards which have been partially offset by a valuation allowance. Certain tax credit carryforwards will expire at various periods from 1996 through 2002. In connection with the acquisition of the Pooled Companies, ownership changes occurred resulting in various limitations on certain tax attributes of the Pooled Companies. However, the Company expects full utilization of these tax attributes prior to their expiration.

10.  COMMITMENTS AND CONTINGENCIES:

  PURCHASE COMMITMENTS

     As of December 31, 1996, the Company had entered into commitments to purchase 113 motorcoaches for approximately $34,324,000. The Company intends to sell or trade-in a number of older motorcoaches and finance the balance of the new motorcoaches under the revolving and other outside credit facilities. In addition, at December 31, 1996, the Company had entered into a commitment to purchase certain property for approximately $1,050,000.

  LEASES

     The Company leases certain facilities and equipment under cancelable and noncancelable operating leases. Rental expense for the years ended December 31, 1994, 1995 and 1996 was $2,081,000, $2,254,000 and $2,932,000, respectively.
Concurrent with the acquisitions of certain Founding and Purchased Companies, the Company entered into various agreements with previous owners to lease land and buildings used in the Company's operations. The terms of these leases range from May 1996 through October 2030 and provide for certain escalations in the rent expense each year. Included in the 1996 rent expenses above is approximately $467,000 of rent paid to these related parties. The following represents future minimum rental payments under noncancelable operating leases (in thousands):

Year ending December 31 --
     1997............................  $   8,408
     1998............................      7,100
     1999............................      6,183
     2000............................      4,903
     2001............................      2,649
     Thereafter......................     16,260
                                       ---------
                                       $  45,503
                                       =========

                        COACH USA, INC. AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     As of December 31, 1996, one of the Pooled Companies had entered into commitments to purchase an additional 29 motorcoaches for approximately $9,510,000. Subsequent to December 31, 1996, the Pooled Company renegotiated its commitments to accept the equipment under operating leases which provide for annual rental payments of approximately $1,164,000.

  CLAIMS AND LAWSUITS

     The Company is subject to certain claims and lawsuits arising in the normal course of business, most of which involve claims for personal injury and property damage incurred in connection with its operations. The Company maintains various insurance coverages in order to minimize financial risk associated with the claims. The Company has provided accruals for certain of these actions in the accompanying supplemental consolidated financial statements. In the opinion of management, uninsured losses, if any, resulting from the ultimate resolution of these matters will not have a material effect on the Company's financial position or results of operations.

  REGULATORY MATTERS

     The Surface Transportation Board ("STB") must approve or exempt any consolidation or merger of two or more regulated interstate motorcoach operators or the acquisition of one such operator by another. As of May 15, 1997, the STB had exempted from regulatory approval requirements each of the acquisition transactions involving federally-regulated interstate motorcoach operators entered into by the Company through February 1997. However, acquisitions subsequent to March 1, 1997 and future acquisitions of other motorcoach operators must be approved or exempted from the need for regulatory approval by the STB. There can be no assurance that the Company will be able to obtain such approval or exemption with respect to such acquisitions.

  ESTIMATED INSURANCE CLAIMS PAYABLE

     The primary risks in the Company's operations are bodily injury and property damage to third parties and workers' compensation. The Company has commercial liability insurance policies that provide coverage by the insurance company, subject to deductibles ranging from $5,000 to $250,000. The Company is consolidating its insurance program under a program which provides for deductibles ranging from $100,000 to $250,000. As such, any claim within the deductible per incident would be the financial obligation of the Company.

     The accrued insurance claims payable represents management's estimate of the Company's potential claims costs in satisfying the deductible provisions of the insurance policies for claims occurring through December 31, 1996. The accrual is based on known facts and historical trends. Management believes such accrual to be adequate.

  EMPLOYEE BENEFIT PLANS

     The Company maintains certain 401(k) plans which allow eligible employees to defer a portion of their income through contributions to the plans. The Company contributed $251,000, $365,000 and $506,000 to its plans during the year ended December 31, 1994, 1995 and 1996, respectively.

  COLLECTIVE BARGAINING AGREEMENTS

     The Company is a party to various collective bargaining agreements with certain of its employees. The agreements require the Company to pay specified wages and provide certain benefits to its union employees. These agreements will expire at various times through 2000.

  COMMITMENTS

     The Company has entered into agreements with Exel Motorcoach Partnership ("Exel") whereby Exel will provide introductions to other motorcoach businesses and provide other consulting services for a term

                        COACH USA, INC. AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

of three years. The consideration to be paid to Exel will be approximately $100,000 per year. In addition, Exel will be paid a commission on any acquisition completed by the Company with motorcoach businesses introduced to it by Exel, based on a formula ranging from 5% of the first $1,000,000 of consideration paid for the acquired business, and decreasing to a level of 1% of the consideration in excess of $4,000,000 paid for such business. A director of the Company is a principal of Exel. In connection with several acquisitions, the Company paid Exel commissions of $503,600 in 1996, based on the formula outlined above.

     The Company and Exel have subsequently agreed to the termination of this agreement, whereby Exel shall receive, upon completion of the next acquisition of a motorcoach business identified by Exel with aggregate consideration paid in excess of $5.0 million, $275,000 in cash and the grant of a warrant to purchase 100,000 shares of Company Common Stock at an exercise price of $26 per share. The warrant will be exercisable beginning six months from the date of the agreement to terminate and expire two years from the date of the agreement to terminate.

  RISK FACTORS

     An investment in shares of Common Stock or debt obligations of the Company involve a high degree of risk, including, among others, those risks related to the effects of leverage of the Company, the Company's limited combined operating history, risks related to acquisition financing and implementation of the Company's acquisition strategy, seasonality of the motorcoach business, fuel price volatility, potential exposure to environmental liabilities, and reliance on key personnel.

11.  EMPLOYEE STOCK OPTION PLAN:

     The Company's 1996 Long-Term Incentive Plan provides for the granting of options to key employees to purchase an aggregate of not more than the greater of 1,500,000 shares or 15% of the total number of shares of the Company's Common Stock outstanding at the time of grant at fair market value on the date of grant. One-fifth of granted options generally become exercisable after one year, and continue to become exercisable in one-fifth increments each year thereafter. The options expire after ten years from the date of grant if unexercised. Outstanding options may be canceled and reissued under terms specified in the plan.

     The following table summarizes activity under the Company's stock option plans:

                                             1996
                                          ----------
Options outstanding, beginning of
  year..................................      --
     Granted (exercise price per share)
      1996 ($14.00 to $27.25)...........   1,807,017
Forfeited (exercise price per share)
  1996 ($14.00 to $23.75)...............     (15,500)
                                          ----------
Options outstanding, end of year........   1,791,517
                                          ==========

     The Company accounts for its stock-based compensation under Accounting Principles Board Statement No. 25 "Accounting for Stock Issued to Employees." Under this accounting method, no compensation expense is recognized in the supplemental consolidated statements of income if no intrinsic value of the option exists at the date of grant. In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock Based
Compensation." SFAS No. 123 encourages companies to account for stock based compensation awards based on the fair value of the awards at the date they are granted. The resulting compensation cost would be shown as an expense in the statement of income. Adoption of the standard is required for fiscal years beginning after December 15, 1995. Companies can choose not to apply the new accounting method and continue to apply current accounting requirements; however, disclosure is required as to what net income and earnings per share would have been had the new accounting method been followed. While the Company did not adopt SFAS No. 123 for accounting purposes, it has implemented the disclosure requirements below which include annual pro forma disclosures of its effects on options granted since the initial grant in May 1996. Had compensation cost for these plans been determined

                        COACH USA, INC. AND SUBSIDIARIES
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts (in thousands except per share data):

                                                            1996
                                                          ---------
Net Earnings       As reported..........................  $  15,115
                   Pro forma............................  $  13,598
Earnings Per Share As reported..........................  $    1.15
                   Pro forma............................  $    1.04

     The effects of applying SFAS No. 123 in the pro forma disclosure may not be indicative of future amounts as additional awards in future years are anticipated. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Expected dividend yield..............              0.00%
Expected stock price volatility......    34.59% - 34.78%
Risk free interest rate..............     6.43% -  6.96%
Expected life of options.............           10 years

     Options outstanding at December 31, 1996, had exercise prices ranging from $14.00 to $27.25, a weighted average remaining contractual life of 9.5 years, a weighted average fair value of $14.29 per option and a weighted average exercise price of $17.71 per option.

12.  EXTRAORDINARY ITEMS:

     In connection with the merger of a Pooled Company with Coach USA in August 1996, obligations due to stockholders of $17.2 million were retired in exchange for shares of Coach USA Common Stock. The transactions resulted in an extraordinary gain on early extinguishment of debt of approximately $4.2 million, net of taxes, representing the excess of the recorded value of the obligations exchanged over the market value of the Coach USA Common Stock. This gain was partially offset by extraordinary losses of approximately $1.5 million, net of taxes, resulting from early extinguishment of debt at certain other companies.

13.  SUBSEQUENT EVENTS:

     Subsequent to March 31, 1997, the Company acquired five companies in addition to the three Pooled Companies. The aggregate consideration for these transactions was $8.5 million in cash, 215,311 shares of the Company's Common Stock, and $3.8 million of subordinated notes convertible into 102,128 shares of the Company's Common Stock. The Company has entered into an agreement to acquire an additional business, which is subject to regulatory approval, for consideration amounting to 300,000 shares of the Company's common stock.

     The Company completed the sale of $150 million 9 3/8% Senior Subordinated Notes due 2007 during the second quarter of 1997.

     The Company has recently announced that it anticipates the $181 million Credit Facility will be amended to provide for borrowings of up to $300 million and additional borrowings outside such facility of up to $80 million.

                          INDEPENDENT AUDITORS' REPORT

Kerrville Bus Company, Inc.

     We have audited the accompanying balance sheet of Kerrville Bus Company, Inc. (the "Company") as of December 31, 1996 and the related statements of operations, stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the financial statements provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Burnside & Rishebarger PLLC

February 22, 1997

                          KERRVILLE BUS COMPANY, INC.
                                 BALANCE SHEET
                                 (IN THOUSANDS)

                                                       DECEMBER 31,
                                            NOTES          1996
                                           --------    ------------
                 ASSETS
CURRENT ASSETS:
     Cash and cash equivalents..........          1      $    123
     Short-term investments.............          1            67
     Accounts receivable, less
      allowance.........................         10         2,341
     Current portion of note
      receivable........................          2         2,000
     Inventory..........................          1           513
     Prepaid expenses and other current
      assets............................                      713
                                                       ------------
          Total current assets..........                    5,757
                                                       ------------
PROPERTY AND EQUIPMENT, net.............   5, 7, 10        20,371
NOTE RECEIVABLE, less current portion...      2, 10         6,513
OTHER ASSETS............................          3           951
                                                       ------------
          Total assets..................                 $ 33,592
                                                       ============

  LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
     Current maturities of long-term
      debt..............................          5      $  1,855
     Accounts payable and accrued
      liabilities.......................          4         2,238
                                                       ------------
          Total current liabilities.....                    4,093
                                                       ------------
LONG-TERM OBLIGATIONS, net of current
  maturities............................          5        12,340
DEFERRED INCOME TAXES...................       1, 8           550
                                                       ------------
          Total liabilities.............                   16,983
                                                       ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
     Common stock -- $100 par value;
      100,000 shares authorized and 10
      shares issued and outstanding.....          1             1
     Additional paid-in capital.........                    4,719
     Retained earnings..................                   11,889
                                                       ------------
     Total stockholder's equity.........                   16,609
                                                       ------------
          Total liabilities and
             stockholder's equity.......                 $ 33,592
                                                       ============

   The accompanying notes are an integral part of these financial statements.

                          KERRVILLE BUS COMPANY, INC.
                            STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                     YEAR ENDED
                                                    DECEMBER 31,
                                           NOTES        1996
                                           -----    ------------
REVENUES................................              $ 21,668
OPERATING EXPENSES......................   1, 4         16,314
                                                    ------------
     Gross Profit.......................                 5,354
GENERAL AND ADMINISTRATIVE EXPENSES.....                 2,381
                                                    ------------
     Operating Income...................                 2,973
                                                    ------------
OTHER INCOME (EXPENSE):
Equity in earnings of former
  subsidiary............................      2            635
Gain on sale of former subsidiary.......      2          5,727
Interest expense........................      8         (1,277)
Other, net..............................      1            409
                                                    ------------
Total...................................                 5,494
                                                    ------------
NET INCOME..............................              $  8,467
                                                    ============

   The accompanying notes are an integral part of these financial statements.

                          KERRVILLE BUS COMPANY, INC.
                       STATEMENT OF STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                                    COMMON    PAID-IN    RETAINED
                                           NOTES    STOCK     CAPITAL    EARNINGS     TOTAL
                                           -----    ------    -------    --------    -------
BALANCE, December 31, 1995..............   1, 8      $  1     $ 4,719    $  4,033    $ 8,753
Net Income..............................                                    8,467      8,467
Dividends, including cash dividends of
  $290,853 and distribution of
  receivable from shareholder of
  $320,000..............................     10                              (611)      (611)
                                                    ------    -------    --------    -------
BALANCE, December 31, 1996..............   1, 8      $  1     $ 4,719    $ 11,889    $16,609
                                                    ======    =======    ========    =======

   The accompanying notes are an integral part of these financial statements.

                          KERRVILLE BUS COMPANY, INC.
                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                  YEAR ENDED
                                                 DECEMBER 31,
                                        NOTES        1996
                                        -----    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...........................              $  8,467
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
          Depreciation and
            amortization.............      1          1,229
          Gain on disposal of
            property and equipment,
            net......................      1           (360)
          Gain on sale of former
            subsidiary...............      2         (5,727)
          Equity in earnings of
            former subsidiary........      2           (635)
Change in assets and liabilities:
     Increase in accounts
      receivable.....................                  (614)
     Increase in materials and
      supplies.......................      1            (50)
     Increase in prepaid expenses....                   (83)
     Increase in deposits............                  (140)
     Decrease in other assets........                   208
     Increase in accounts payable....                    98
     Decrease in accrued wages.......                   (22)
     Decrease in accrued payroll and
      property taxes.................                   (60)
     Decrease in accrued interest....                   (49)
     Decrease in current portion of
      federal built-in gain tax......   1, 6           (126)
     Decrease in other liabilities...                   (94)
                                                 ------------
               Net cash provided by
                 operating
                 activities..........                 2,042
                                                 ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net proceeds from disposal of
  property and equipment.............                 1,917
Increase in investments..............                   (36)
Increase in short-term investments...      1             (4)
                                                 ------------
               Net cash provided by
                 investing
                 activities..........                 1,877
                                                 ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease in bank overdraft...........                    (3)
Payment of cash dividends............                  (290)
Principal payments on long-term
debt.................................      3         (1,694)
Principal payments on capitalized
leases...............................      5         (1,949)
                                                 ------------
               Net cash used in
                 financing
                 activities..........                (3,936)
                                                 ------------
NET DECREASE IN CASH AND CASH
  EQUIVALENTS........................                   (17)
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR..................                   140
                                                 ------------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR...............................      1       $    123
                                                 ============

   The accompanying notes are an integral part of these financial statements.

                          KERRVILLE BUS COMPANY, INC.
                         NOTES TO FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF OPERATIONS AND CUSTOMER CONCENTRATION --

     Kerrville Bus Company, Inc. (the "Company") generates its revenues primarily by providing charter services and intercity bus routes in Texas and surrounding states. The Company's unconsolidated subsidiary generates its revenues primarily in the Las Vegas, Nevada area by providing shuttle (see Note
10) and charter services.

  UNCONSOLIDATED SUBSIDIARY --

     Generally accepted accounting principles require consolidation of a subsidiary if it is controlled by its parent company. This unconsolidated subsidiary was sold during the year (see Note 2). Since neither the 50% owners of K-T Contract Services, Inc. ("K-T") are deemed by management of either company to control that subsidiary, it is accounted for on the equity method of accounting (see Note 14). The equity method followed allows the parent company to record its investment at cost adjusted for its share of profits and dividends. All intercompany transactions are eliminated.

  PROPERTY, DEPRECIATION AND AMORTIZATION --

     The Company uses the straight-line method and the following estimated service lives in computing depreciation and amortization:

                                             ESTIMATED
                                           SERVICE LIVES          COST
                                           --------------    --------------
                                                             (IN THOUSANDS)
Buses...................................    5 to 10 years       $ 26,322
Buildings...............................   25 to 40 years          3,026
Other...................................    0 to 10 years          3,770
Less -- Accumulated Depreciation........         --              (12,747)
                                                             --------------
                                                                $ 20,371
                                                             ==============

     Effective January 1, 1995 the Company increased the estimated useful lives on certain buses from nine to ten years and increased the salvage value from 25% to 50% of cost. These revisions were made to more properly reflect true economic lives of the assets and to better align the Company's depreciated value with Management's estimates of market value.

     Expenditures for maintenance and repairs are charged to operating expenses as incurred; expenditures for renewals and replacements are capitalized. When property is sold or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss on disposition is included in results of operations.

  FEDERAL INCOME TAXES --

     Effective January 1, 1991, the Company elected to be treated as an S Corporation, which is not subject to Federal income taxes at the corporate level. Accordingly, no provision for Federal income taxes relating to current operations of the parent company has been recorded in the accompanying financial statements.

     As a result of the change in tax status, deferred Federal income taxes of $1,226,633 were established which was the estimated Federal income taxes the Company may be subject to for any net recognized built-in gains after January 1, 1991 relating to assets purchased prior to the change in tax status. The remaining balance at December 31, 1996 is a $549,601 deferred liability.

                          KERRVILLE BUS COMPANY, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                      FOR THE YEAR ENDED DECEMBER 31, 1996

     Inventory consists primarily of diesel fuel and bus parts and are carried at the lower of first-in, first-out cost or market.

     Goodwill is being amortized over a forty year period.

  CASH AND CASH EQUIVALENTS --

     For purposes of reporting cash flows, the Company considers all highly liquid investments with a remaining maturity at the date of purchase of three months or less to be cash equivalents.

     Short-term Investments consist of various investments and certificates of deposit and are carried at cost.

  ESTIMATES AND ASSUMPTIONS --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

  NEW ACCOUNTING STANDARDS --

     In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS 121), which is effective January 1, 1996. SFAS 121 requires that long-lived assets, certain identifiable intangibles, and goodwill related to those assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Under SFAS 121, a loss is to be recognized to the extent that the fair value of an impaired asset is less than the asset's carrying amount. The Company's adoption of SFAS 121 as of January 1, 1996 did not have any current effect on the financial condition or results of operations.

2.  SALE OF INVESTMENT IN UNCONSOLIDATED ENTITY

     Investment in unconsolidated entity consists of the Company's cost and equity of K-T Contract Services, Inc. which represents a 50% ownership. On August 31, 1996, the Company sold its investment in K-T Contract Services, Inc. for $8,513,200 in the form of convertible subordinated debentures earning interest at 5%. The Company collected and distributed to its shareholder $2,000,000 subsequent to December 31, 1996 leaving a balance of $6,513,200 which is expected to be distributed to its shareholder. The gain on sale (in thousands) is as follows:

Balance, January 1, 1996................  $   2,226
Equity in earnings as of August 31, 1996
  (unaudited)...........................        635
Intercompany eliminations...............        (75)
                                          ---------
Balance, August 31, 1996................      2,786
Consideration on sale...................      8,513
                                          ---------
Gain on sale of investment..............  $   5,727
                                          =========

                          KERRVILLE BUS COMPANY, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                      FOR THE YEAR ENDED DECEMBER 31, 1996

3.  OTHER ASSETS

     Other assets as of December 31, 1996 consist of the following (in thousands):

Investment..............................  $      36
Goodwill, net of accumulated
  amortization of $117..................        254
Long-term related party receivable......        377
Other...................................        284
                                          ---------
                                          $     951
                                          =========

4.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities as of December 31, 1996 consist of the following (in thousands):

Bank overdraft..........................  $     203
Trade accounts payable..................        514
Accrued wages...........................        653
Accrued payroll and property taxes......        262
Accrued interest........................         96
Other...................................        510
                                          ---------
                                          $   2,238
                                          =========

5.  LONG-TERM OBLIGATIONS

     Long-term obligations at December 31, 1996 consist of the following:

                                             1996
                                        ---------------
                                        (IN THOUSANDS)
Notes payable to Gelco Commercial
  Transportation, due in monthly
  installments of $6,189 at December
  31, 1996, including interest from
  8.5% to 12.29%, with the remaining
  principal and any accrued interest
  due at maturity from May 1997 to
  November 1998 at December 31, 1995
  and 1994, collateralized by certain
  buses..............................       $    77
Notes payable to Dial Corporation,
  due in monthly installments of
  $33,927 at December 31, 1996 plus
  interest at 2% above Citibank prime
  rate, with the remaining principal
  and any accrued interest due on
  March 2000 to November 2002,
  collateralized by certain buses....         3,599
Notes payable to Textron, due in
  monthly installments of $39,384,
  including interest at 9.80%, due
  from March 1996 thru February 2003,
  collateralized by certain buses....         2,737
Notes payable to Texas Commerce Bank,
  Austin, Texas, due in monthly
  installments of $2,889 plus
  interest at prime with the unpaid
  principal due November 30, 2003,
  collateralized by certain land and
  buildings..........................           260
Note payable to Cessna Finance
  Corporation, due in monthly
  installments of $5,309 including
  interest at 9%, due October 2003,
  collateralized by
  aircraft...........................           322
Other................................            57
                                        ---------------
     Total long-term obligations.....         7,052
Less -- Current Maturities...........          (743)
                                        ---------------
                                            $ 6,309
                                        ===============

                          KERRVILLE BUS COMPANY, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                      FOR THE YEAR ENDED DECEMBER 31, 1996

     Scheduled principal payments on the notes are as follows:

1997.................................  $     743
1998.................................        753
1999.................................        750
2000.................................      2,540
2001.................................        438
Thereafter...........................      1,828
                                       ---------
     Total...........................  $   7,052
                                       =========

6.  PENSION PLAN

     The Company has a defined contribution plan covering eligible union employees. The employer makes a contribution equal to 1.5% of eligible compensation except for employees with more than fifteen years of service for which the contribution is 2% of eligible compensation. Contributions to this plan during 1996 were approximately $85,419.

7.  LEASES

  CAPITALIZED LEASES

     The Company leases certain buses under terms which essentially constitute a purchase of the buses. The lease terms call for monthly payments on each bus and provide the Company the option to purchase the buses at the end of the lease. Certain of the leases also call for the Company to guarantee a residual value to the lessor.

     The present values of the required rentals and residual value guarantees have been capitalized and the obligations recorded using the lower of the interest rate implicit in the lease or the Company's incremental borrowing rate. The assets are amortized over their estimated service lives of five to twelve years and interest on the outstanding lease obligation is charged to expense during each period.

     Following is a schedule of future minimum lease payments (including guaranteed residual value payments) under capitalized leases as of December 31, 1996 (in thousands):

1997....................................  $   1,664
1998....................................      1,478
1999....................................      3,758
2000....................................        320
2001....................................        320
Thereafter..............................      1,377
                                          ---------
                                              8,917
Less amounts representing interest at
  8.25% to 12%..........................     (1,774)
                                          ---------
Total obligations under capital
  leases................................      7,143
Less current portion....................     (1,112)
                                          ---------
Long-term obligations under capital
  leases................................  $   6,031
                                          =========

     At December 31, 1996 these capitalized leases had a net book value of $8,470,012.

                          KERRVILLE BUS COMPANY, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                      FOR THE YEAR ENDED DECEMBER 31, 1996

  OPERATING LEASES

     The Company has various terminal, facility, parking, computer and general office facility rental agreements in effect primarily on a year-to-year basis. The combined annual rentals during 1996 were $145,972, and are included in rent, station, and administrative and general expenses.

     The Company also leases several buses with expiration dates on the leases through 1998 including buses leased to affiliated companies that were acquired by an unrelated company in 1996 (see Note 2). The leases have been accounted for as operating leases. Included in net rent expenses for 1996 was $1,282,500 related to these leases. Minimum future lease payments under these leases are as follows (in thousands):

1997.................................  $   1,500
1998.................................        625
                                       ---------
     Total...........................  $   2,125
                                       =========

     In addition, the Company leases several buses with one year lease contracts with fifteen day cancellations to an affiliated company. Included in net rent expense were $1,013,590 related to these leases.

8.  FEDERAL INCOME TAXES

     Deferred income taxes and benefits under SFAS No. 109 are provided for differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and certain built-in gains subject to tax. Temporary differences and the resulting deferred tax assets and liabilities at December 31, 1996 is as follows (in thousands):

Deferred tax liability -- Resulting
  from depreciable assets............  $     550

9.  COMMITMENTS AND CONTINGENCIES

     The Company has commitments and contingencies in the normal course of business for which management expects no material adverse effect. The Company is a party to lawsuits which its attorney is unable to evaluate but which the Company intends to vigorously contest.

     The Company has entered into certain restrictive covenants and agreements with lessors. The agreements with lessors contain requirements concerning financial reporting, minimum cash flow ratios, capital expenditure limits, limits on indebtedness, limits on dividends, various administrative requirements, insurance requirements, and certain other restrictive covenants.

10.  RELATED PARTY TRANSACTIONS

     The Company has entered into various transactions with other entities in which the Company's stockholder has an interest. The stockholder believes such transactions are conducted using substantially the same terms as are utilized for unrelated entities. The transactions include equipment leasing and servicing, advances and other items.

11.  CONCENTRATIONS OF RISK

     The Company is subject to the risks associated with the bus business including realizability of costs, although management is not aware of any immediate risk of loss from its significant concentration of business that would, if suddenly eliminated, severely impact operations. The Company's primary operations are in Texas and surrounding states.

                          KERRVILLE BUS COMPANY, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                      FOR THE YEAR ENDED DECEMBER 31, 1996

12.  SUPPLEMENTAL DISCLOSURES OF CASH FLOW AND NON-CASH INFORMATION

     Cash paid during the year for interest was $1,496,980.

     During 1996, the Company distributed a $320,000 receivable arising prior to 1996 from its shareholder to such shareholder as a non-cash dividend.

13.  SUBSEQUENT EVENTS

     Subsequent to December 31, 1996, the Company's sole shareholder agreed in principle to sell all of the outstanding stock of the Company. No definitive agreements have been made.

14.  ESTIMATED REIMBURSEMENTS DUE FROM GREYHOUND LINES, INC.

     During 1996, the Company identified a receivable due when tickets are reissued to passengers on interline routes. A large number of reissued tickets had incorrectly identified Kerrville Bus Company as the carrier in which the ticket was sold. This caused other carriers on the interline routes to bill Kerrville Bus Company for a portion of the route. The Company estimates the $342,240 was incorrectly billed to the Company and that it is entitled reimbursement. The estimate was calculated by applying a percentage of valid reissues to all of 1996 reissued tickets using a factor developed by Greyhound Lines, Inc. in an analysis of a single month's ticket reissues from Kerrville Bus Company. The management of Kerrville Bus Company believes such estimate to be conservative and collectible.

                               INDEX TO EXHIBITS

                                                                    SEQUENTIALLY
        EXHIBIT                                                       NUMBERED
         NUMBER               DESCRIPTION                               PAGE
------------------------  ------------------------------------------------------
          23.1       --   Consent of Arthur Andersen LLP
          27         --   Financial Data Schedule